                           SCHEDULE 14C INFORMATION
            Information Statement Pursuant to Section 14(c) of the
                        Securities Exchange Act of 1934

                            (Amendment No.       )

Check the appropriate box:

[_]Preliminary Information Statement

[_]Confidential, for Use of the Commission only (as permitted by Rule 14c-
   5(d)(2))

[X]Definitive Information Statement

                             CADE INDUSTRIES, INC.
               (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[_]No fee required.

[X]Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

  1) Title of each class of securities to which transaction applies: Common Stock, par value $.001 per share (including the associated Common Stock purchase rights)

  2) Aggregate number of securities to which transaction applies (including shares of Common Stock subject to outstanding stock options): 4,068,940

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $5.05

  4)  Proposed maximum aggregate value of transaction: $20,548,147

  5)  Total fee paid: $21*

[X]Fee paid previously with preliminary materials.

[X]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1)  Amount Previously Paid: $23,208

  2)  Form, Schedule or Registration Statement No.: Schedule 14D-1

  3)  Filing Party: United Technologies Corporation and Sphere Corporation

  4)  Date Filed: October 21, 1999

--------
* The amount previously paid assumed the purchase of 22,977,952 shares of Common Stock, par value $.001 per share (the "Common Stock"), of Cade Industries, Inc. (the "Company"), including the associated Common Stock purchase rights (the "Shares"), 21,606,207 of which were outstanding as of October 20, 1999 and 1,371,745 of which were then subject to outstanding options, at $5.05 per Share. As of December 7, 1999 (the record date for the special meeting), there were 21,606,207 Shares outstanding (representing 18,930,035 Shares purchased by Sphere Corporation (the "Purchaser") and 2,676,172 Shares held by persons other than Purchaser) and 1,392,768 Shares subject to outstanding options, which total number of Shares (including the Shares subject to outstanding options) is greater by 21,023 Shares than the number of Shares for which a filing fee was paid on October 21, 1999 pursuant to the Schedule 14D-1 of Purchaser and United Technologies Corporation. The total fee with respect to the securities to which this transaction applies is $4,810, of which $4,089 was previously paid as part of the $23,208 paid in connection with the October 21, 1999
   Schedule 14D-1 filing and $21 was previously paid in connection with the December 22, 1999 confidential filing of the preliminary Schedule 14C.

                        [LOGO OF CADE INDUSTRIES, INC.]

            2365 Woodlake Drive, Suite 120 . Okemos, Michigan 48864
                      (517) 347-1333 . Fax (517) 347-6185
                            www.cade-industries.com

                                                                January 6, 2000

Dear Shareholders:

  As announced on October 21, 1999, Cade Industries, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 21, 1999, with United Technologies Corporation, a Delaware corporation ("Parent"), and Sphere Corporation, a Wisconsin corporation and a wholly-owned subsidiary of Parent ("Purchaser"), which provides for the acquisition of the Company by Parent in two steps. The first step was a cash tender offer by Purchaser to acquire all of the outstanding shares of common stock of the Company (including the associated common stock purchase rights) at $5.05 per share, net to the seller in cash. The tender offer was completed on December 3, 1999 and Purchaser purchased approximately 18.9 million shares, or approximately 87.6 percent of the Company's outstanding shares, pursuant to the tender offer. The merger of Purchaser with and into the Company (the "Merger"), in which the Company will be the surviving corporation, is the second and final step in the acquisition of the Company by Parent and is intended to complete the acquisition of any shares of common stock of the Company not acquired by Purchaser pursuant to the tender offer. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent. In the Merger, each outstanding share of common stock of the Company (other than shares owned by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company, held in the treasury of the Company, or held by shareholders who exercise dissenters' rights under the Wisconsin Business Corporation Law, if any) will be converted into the right to receive $5.05 in cash, without interest thereon, all as more fully set forth and described in the accompanying Information Statement and the Merger Agreement, a copy of which is attached as Annex I to the Information Statement.

  On Friday, February 4, 2000, a special meeting of shareholders will be held for the purpose of approving the Merger Agreement. The affirmative vote of a majority of the aggregate voting power of the outstanding shares of common stock of the Company will be necessary to approve the Merger Agreement. As a result of the consummation of Purchaser's tender offer, Purchaser owns and has the right to vote a sufficient number of outstanding shares such that approval of the Merger Agreement at the special meeting is assured without the affirmative vote of any other shareholder.

  You are welcome to attend the special meeting; however, you are not being asked for a proxy and are requested not to send one. The accompanying Information Statement explains the terms of the Merger. Please read the accompanying Information Statement carefully.

  We appreciate your loyalty and support as a shareholder of our Company in the past and as we move forward with this transition to new ownership.

                                          Sincerely,

                                          /s/ Richard R. Barnhart

                                          Richard R. Barnhart
                                          PRESIDENT

                             CADE INDUSTRIES, INC.
                        2365 WOODLAKE DRIVE, SUITE 120
                            OKEMOS, MICHIGAN 48864

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON FRIDAY, FEBRUARY 4, 2000

To the shareholders of Cade Industries, Inc.

  NOTICE IS HEREBY GIVEN that a Special Meeting (the "Special Meeting") of shareholders of Cade Industries, Inc. (the "Company") will be held on Friday, February 4, 2000, at 9:00 a.m., local time, at the Milwaukee Athletic Club, 758 North Broadway, Milwaukee, Wisconsin 53202, for the following purposes:

  1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 21, 1999 (the "Merger Agreement"), by and among the Company, United Technologies Corporation, a Delaware corporation ("Parent") and Sphere Corporation, a Wisconsin corporation and a wholly-owned subsidiary of Parent ("Purchaser"). The Merger Agreement provides, among other things, for (i) the merger of Purchaser with and into the Company (the "Merger"), with the Company to continue as the surviving corporation, and (ii) the conversion of all of the issued and outstanding shares of common stock, $.001 par value per share (the "Common Stock") of the Company, including the associated Common Stock purchase rights issued pursuant to the Rights Agreement, dated as of August 4, 1998, as amended as of October 21, 1999, between the Company and Firstar Bank Milwaukee, N.A. (formerly named Firstar Trust Company), as Rights Agent (the "Rights" and, together with the Common Stock, the "Shares") (other than Shares owned by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company, held in the treasury of the Company, or held by shareholders who exercise dissenters' rights under the Wisconsin Business Corporation Law, if any) into the right to receive $5.05 per Share in cash, without interest thereon, all as more fully described in the accompanying Information Statement and the Merger Agreement, a copy of which is attached as Annex I to the Information Statement.

  2. To consider and act upon any other business which may be properly brought before the Special Meeting or any adjournment or postponement thereof.

  Only holders of record of the Shares at the close of business on December 7, 1999 (the "Record Date") will be entitled to receive notice of, and to vote at, the Special Meeting.

  You are cordially invited to attend the Special Meeting; however, proxies are not being solicited for the Special Meeting. If you wish to vote your Shares, you or your representative must be present in person at the Special Meeting.

  Shareholders and beneficial shareholders will be entitled to assert dissenters' rights under sections 180.1301 through 180.1331 of the Wisconsin Business Corporation Law. Shareholders should read the Information Statement and Annex IV thereto for a description of all statutory provisions related to dissenters' rights.

  You should not send any Share certificates at this time. After the Merger is completed, you will receive a letter of transmittal containing instructions on where to send your Share certificates.

  Neither the Company nor its management is soliciting your proxy.

                                          On Behalf of the Board of Directors,

                                          /s/ Stephen B. Swigert

                                          Stephen B. Swigert
                                          SECRETARY

Okemos, Michigan
January 6, 2000

                             CADE INDUSTRIES, INC.
                        2365 WOODLAKE DRIVE, SUITE 120
                            OKEMOS, MICHIGAN 48864

                             INFORMATION STATEMENT

  This Information Statement is being furnished to holders of common stock, par value $.001 per share (the "Common Stock"), of Cade Industries, Inc., a Wisconsin corporation (the "Company"), including the associated Common Stock purchase rights (the "Rights") issued pursuant to the Rights Agreement (the "Rights Agreement"), dated as of August 4, 1998, as amended as of October 21, 1999, between the Company and Firstar Bank Milwaukee, N.A. (formerly named Firstar Trust Company), as Rights Agent (the Common Stock and the Rights, together, the "Shares"), in connection with the proposed merger (the "Merger") of Sphere Corporation, a Wisconsin corporation ("Purchaser") and a wholly-owned subsidiary of United Technologies Corporation, a Delaware Corporation ("Parent"), with and into the Company as contemplated by the Agreement and Plan of Merger, dated as of October 21, 1999, among Parent, Purchaser and the Company (the "Merger Agreement"). The Merger, in which the Company will be the surviving corporation, is the second and final step in the acquisition of the Company by Parent. The first step was a cash tender offer by Purchaser to acquire all outstanding Shares at $5.05 per Share, net to the seller in cash (the "Offer"). The Offer was completed on December 3, 1999 and Purchaser purchased approximately 18.9 million Shares, or approximately 87.6 percent of the issued and outstanding Shares, pursuant to the Offer. In the Merger, each outstanding Share (other than Shares owned by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company, held in the treasury of the Company, or held by shareholders who exercise dissenters' rights under the Wisconsin Business Corporation Law (the "WBCL"), if any ("Dissenting Shares")) will be converted into the right to receive $5.05 in cash, without interest thereon. A copy of the Merger Agreement is attached hereto as Annex I. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent.

  The Special Meeting of shareholders of the Company (including any and all adjournments or postponements thereof, the "Special Meeting") will be held on Friday, February 4, 2000, at 9:00 a.m., local time at the Milwaukee Athletic Club, 758 North Broadway, Milwaukee, Wisconsin 53202.

  Shareholders are welcome to attend the Special Meeting; however, proxies are not being solicited for the Special Meeting. Shareholders who wish to vote their Shares must be present in person or be represented by a duly authorized representative at the Special Meeting.

  Only holders of record of the Shares at the close of business on December 7, 1999 are entitled to receive notice of, and to vote at, the Special Meeting. On such date, there were 21,606,207 Shares outstanding. The presence in person or by proxy of the holders of a majority of the votes entitled to be cast by Shares entitled to vote will be necessary to constitute a quorum for the transaction of business at the Special Meeting. The affirmative vote of a majority of the aggregate voting power of the issued and outstanding Shares will be necessary to approve the Merger Agreement. Each Share is entitled to one vote, except that the voting power of Shares held by Parent and Purchaser (other than Shares acquired directly from the Company, if any) in excess of 20 percent of the aggregate voting power of the outstanding Shares is limited to 10 percent of the full voting power of such shares pursuant to Section
180.1150 of the WBCL. As a result of the consummation of the Offer, Purchaser owns approximately 87.6 percent of the issued and outstanding Shares, or approximately 68 percent of the aggregate voting power of the issued and outstanding Shares and intends to vote all such Shares in favor of the Merger Agreement. Accordingly, the approval of the Merger Agreement at the Special Meeting is assured without the affirmative vote of any other shareholder.

  You are urged to review this Information Statement carefully to decide whether to accept the $5.05 in cash, without interest, or to exercise dissenters' rights under sections 180.1301 through 180.1331 of the WBCL. See "Dissenters' Rights" below for a description of certain of the statutory provisions related to dissenters' rights and Annex IV which contains a copy of Sections 180.1301 through 180.1331 of the WBCL.

  This Information Statement is first being mailed on or about January 6, 2000, to the holders of record of the Shares at the close of business on December 7, 1999.

  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. PLEASE DO NOT SEND IN ANY SHARE CERTIFICATES AT THIS TIME.

  This Information Statement is dated January 6, 2000.

                               TABLE OF CONTENTS

                                                                           Page
SUMMARY...................................................................   1
  The Companies...........................................................   1
  General.................................................................   1
  Procedure for Receipt of Merger Consideration...........................   1
  Dissenters' Rights......................................................   2
  The Merger..............................................................   2
  Source and Amount of Funds..............................................   3
  Selected Financial Information of the Company...........................   3
  Price Range of the Shares; Dividends....................................   5
GENERAL...................................................................   7
THE SPECIAL MEETING.......................................................   7
PROCEDURE FOR RECEIPT OF THE MERGER CONSIDERATION.........................   8
  Surrender and Payment for Shares........................................   8
  Backup Withholding......................................................   8
DISSENTERS' RIGHTS........................................................   9
THE MERGER................................................................  10
  Background of the Offer and the Merger..................................  10
  Recommendation of the Board.............................................  13
  Opinion of Robert W. Baird & Co. Incorporated...........................  14
  Purpose of the Merger...................................................  19
  Certain Effects of the Offer and the Merger.............................  19
  Plans for the Company...................................................  20
  Interests of Certain Persons in the Merger..............................  20
  Certain Agreements and Plans............................................  20
  Certain Federal Income Tax Consequences.................................  20
  Accounting Treatment of the Merger......................................  21
  Regulatory and Other Approvals..........................................  21
CERTAIN INFORMATION CONCERNING THE COMPANY................................  22
CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.......................  24
THE MERGER AGREEMENT......................................................  27
THE SHAREHOLDER OPTION AGREEMENT..........................................  33
SOURCE AND AMOUNT OF FUNDS................................................  34
PRINCIPAL SHAREHOLDERS AND SHARE OWNERSHIP OF MANAGEMENT..................  35
AVAILABLE INFORMATION.....................................................  36
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................  36
ANNEXES:
  Annex IAgreement and Plan of Merger
  Annex II Fairness opinion of Robert W. Baird & Co. Incorporated
  Annex III Directors Designated by Purchaser
  Annex IV Sections 180.1301 through 180.1331 of the Wisconsin Business
   Corporation Law

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Information Statement, including the annexes hereto, or in the documents incorporated herein by reference. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Information Statement, in the annexes hereto and the documents incorporated by reference herein. Capitalized terms used in this summary and not defined herein have the meanings ascribed to them elsewhere in this Information Statement. Shareholders are urged to read this Information Statement and the annexes hereto in their entirety.

The Companies

  The Company. The Company is a Wisconsin corporation with its principal executive offices located at 2365 Woodlake Drive, Suite 120, Okemos, Michigan 48864. The telephone number of the Company at such location is (517) 347-1333. The Company conducts its operations primarily through four operating subsidiaries, Cade AutoAir, Inc., (formerly Auto-Air Composites, Inc.), Cade Composites, Inc., Cade HAC, Inc. (formerly H.A.C. Corporation) and Cade Cenco, Inc. (formerly Central Engineering Company). The Company is engaged worldwide in the design, manufacture, and repair and overhaul of high technology composite components and engine test facilities for the aerospace, air transport and specialty industries, principally through two segments. For further information concerning the Company, see "Certain Information Concerning the Company", "Available Information" and "Incorporation of Certain Information by Reference".

  Parent. Parent is a Delaware corporation based in Hartford, Connecticut. Through its consolidated subsidiaries, Parent provides a broad range of high technology products and support services to the building systems and aerospace industries.

  Purchaser. Purchaser is a Wisconsin corporation and a wholly-owned subsidiary of Parent. To date, Purchaser has engaged in no activities other than those incident to its formation, the Offer and the Merger.

  The principal offices of Parent and Purchaser are located at One Financial Plaza, Hartford, Connecticut 06101. The telephone number of Parent and Purchaser at such location is (860) 728-7000. For further information concerning Parent and Purchaser, see "Certain Information Concerning Parent and Purchaser".

General

  This Information Statement is being delivered in connection with the Merger of Purchaser with and into the Company, with the Company as the surviving corporation in the Merger (the "Surviving Corporation"). As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares owned by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company, held in the treasury of the Company, or Dissenting Shares) will be converted into the right to receive $5.05 in cash per Share (subject to applicable withholding tax or as may apply to payments in connection with the performance of services), without interest thereon (the "Merger Consideration"). A copy of the Merger Agreement is attached hereto as Annex I.

  Pursuant to the Merger Agreement, Purchaser commenced the Offer on October 21, 1999 for all outstanding Shares at a price of $5.05 per Share, net to the seller in cash. The Offer expired at 5:00 p.m., New York City time, on Friday, December 3, 1999. Pursuant to the Offer, Purchaser purchased approximately 18.9 million Shares. This represents approximately 87.6 percent of the outstanding Shares.

Procedure for Receipt of Merger Consideration

  Following the consummation of the Merger, a letter of transmittal and instructions for use in effecting the surrender of the Shares for payment of the Merger Consideration will be sent under separate cover to all holders of Shares outstanding immediately prior to the Merger. The letter of transmittal must be completed as directed and returned with certificates representing Shares. Checks for the Merger Consideration will be sent to Shareholders, except for holders of Dissenting Shares, after receipt of the letter of transmittal and the certificates. See "Procedure For Receipt of the Merger Consideration".

Dissenters' Rights

  Under the WBCL, holders of Shares who do not vote to approve the Merger Agreement and who otherwise strictly comply with the applicable requirements of the WBCL have the right to dissent and demand payment in cash of the "fair value" of their Shares. See "Dissenters' Rights" and Annex IV hereto.

The Merger

  Background to the Offer and the Merger. For a description of events leading to the approval of the Merger Agreement by the Board of Directors of the Company (the "Board"), see "The Merger--Background of the Offer and the Merger".

  Approval of the Board. On October 20, 1999, the Board unanimously approved the Merger Agreement, approved the Offer and the Merger, determined that the Offer and the Merger are in the best interests of the Company's shareholders and unanimously recommended that the Company's shareholders accept the Offer and tender their Shares pursuant to the Offer. The Board unanimously recommends that the Company's shareholders approve the Merger Agreement and the transactions contemplated thereby, including the Merger. See "The Merger-- Recommendation of the Board".

  Interests of Certain Persons in the Merger. Certain existing and former members of the Company's management and the Board (as well as employees of the Company) have interests in the Merger that are different from, or in addition to, the interests of the Company's shareholders generally. These interests relate to, among other things, (i) the acceleration of the exercisability of outstanding options to purchase Shares and the exchange of outstanding options for a cash payment and (ii) the terms of certain severance agreements and/or employment agreements between the Company and certain executive officers, providing for cash payments and other benefits upon a change of control of the Company (which would include the Offer and the Merger). See "The Merger-- Interests of Certain Persons in the Merger".

  Opinion of Robert W. Baird & Co. Incorporated. Robert W. Baird & Co. Incorporated ("Baird") delivered its written opinion, dated as of October 20, 1999, to the Company to the effect that, as of such date, the $5.05 per Share cash consideration to be received by the shareholders of the Company in the Offer and the Merger was fair, from a financial point of view, to such shareholders (other than Parent and its affiliates). The full text of Baird's opinion is set forth in Annex II hereto and is incorporated herein by reference. Shareholders are urged to read the Baird opinion carefully and in its entirety. See "The Merger--Opinion of Robert W. Baird & Co. Incorporated" and Annex II hereto.

  Purpose of the Merger. The purpose of the Merger is to enable Parent, through Purchaser, to acquire the remaining equity interest in the Company not currently owned by Purchaser. The first step in the acquisition of the Company was the Offer by Purchaser to acquire all of the outstanding Shares. The Merger is intended to complete the acquisition of any Shares not acquired by Purchaser in the Offer. See "The Merger--Purpose of the Merger".

  Conditions to the Merger. The respective obligations of Parent, Purchaser and the Company to consummate the Merger and the transactions contemplated thereby are subject to the satisfaction or waiver where permissible, before the effective time of the Merger (the "Effective Time"), of certain conditions, including: (a) the shareholders of the Company shall have duly adopted the plan of merger contained in the Merger Agreement,

(b) all necessary waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") applicable to the Merger Agreement and the transactions contemplated thereby shall have expired or been terminated, (c) the consummation of the Merger is not prohibited, restricted or made illegal by any statute, rule, regulation, executive order, judgment, decree or injunction of a court or any governmental entity (provided that each party agreed to use all commercially reasonable efforts to have such prohibition lifted) and (d) Purchaser shall have accepted for payment and paid for Shares tendered pursuant to the Offer. Conditions (b) and (d) have been satisfied. See "The Merger Agreement--Conditions to the Consummation of the Merger".

  Certain Federal Income Tax Consequences. The exchange of Shares for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. See "The Merger--Certain Federal Income Tax Consequences".

  Regulatory Matters. The waiting period under the HSR Act, terminated on November 2, 1999. See "The Merger--Regulatory and Other Approvals".

Source and Amount of Funds

  Parent and Purchaser have estimated that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $117,338,000. Of such amount, approximately $95.6 million was used to purchase Shares pursuant to the Offer. The funding of the Offer has been, and the funding of the Merger will be, obtained from Parent's available cash on hand at the time of completion of the Offer and the Merger, respectively. See "Source and Amount of Funds".

Selected Financial Information of the Company

  Set forth below is certain summary consolidated financial information for the Company's last three fiscal years as contained in the Company's Annual Report on Form 10-K for the years ended December 31, 1997 and December 31, 1998 and for the nine month periods ended September 30, 1998 and September 30, 1999, as contained in the Company's Quarterly Report on Form 10-Q for the quarters ended September 30, 1998 and 1999. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Securities and Exchange Commission (the "SEC") and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth below under "Available Information" and "Incorporation of Certain Information by Reference".

                             CADE INDUSTRIES, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data)

  See Notes to Selected Consolidated Financial Information under "Certain Information Concerning the Company" below.

                                                              Nine Months ended
                                      Year ended December 31,   September 30,
                                      ----------------------- -----------------
                                       1998    1997    1996     1999     1998
                                      ------- ------- ------- -------- --------
                                                                 (unaudited)
Consolidated Statement of Income
 Data:
Sales...............................  $95,792 $55,804 $34,867 $ 78,595 $ 71,514
Cost of sales.......................   74,478  43,481  26,705   60,836   55,447
Selling, general and administrative
 expenses...........................   14,219   8,100   6,097   10,400   10,732
Income from operations..............    7,095   4,223   2,065    7,359    5,335
Interest expense--net...............      947     833     729      928      949
Income before income taxes..........    6,148   3,390   1,336    6,431    4,386
Net income..........................    4,242   2,353   1,058    4,202    3,111
Net income per common share:
  Basic.............................     0.19    0.11    0.05     0.19     0.14
  Fully Diluted.....................     0.19    0.11    0.05     0.19     0.14
                                          At December 31,     At September 30,
                                      ----------------------- -----------------
                                       1998    1997    1996     1999     1998
                                      ------- ------- ------- -------- --------
                                                                 (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents...........  $   580 $ 1,093 $    22 $    976 $    695
Working capital (current assets less
 current liabilities)...............   11,487  11,435   7,999   14,249   11,593
Property and equipment, net.........   19,197  17,662  15,006   20,874   19,036
Total assets........................   62,275  54,570  35,304   66,389   60,111
Long-term debt, net of current
 maturities.........................    8,313  10,683   4,839    8,724    9,155
Shareholders' equity................   27,054  23,333  20,683   30,857   26,290

Price Range of the Shares; Dividends

  The Shares are currently traded on the Nasdaq National Market System ("Nasdaq/NMS") under the symbol "CADE". The following table sets forth the range of high and low sale prices for the Shares for each of the periods indicated. The prices below may reflect intraday trading prices and may include intradealer prices without retail mark up, mark down or commission and may not reflect actual transactions.

                                                                          Cash
                                                                        Dividend
                                                        High     Low      Paid
                                                      -------- -------- --------
1997
  First Quarter...................................... $1 16/32 $ 1 7/32   --
  Second Quarter.....................................  1 20/32   1 9/32   --
  Third Quarter......................................  3 15/32  1 15/32   --
  Fourth Quarter.....................................  3 16/32   2 8/32   --
1998
  First Quarter...................................... $ 3 5/32 $2 10/32   --
  Second Quarter.....................................   4 4/32  2 25/32   --
  Third Quarter......................................  3 15/32  1 30/32   --
  Fourth Quarter.....................................  2 22/32   2 4/32   --
1999
  First Quarter...................................... $2 27/32 $  2 1/8   --
  Second Quarter.....................................  2 11/16   2 1/32   --
  Third Quarter......................................  3 17/32  2 35/64   --
  Fourth Quarter.....................................   5 1/32   3 5/32   --
2000
  First Quarter (through January 5, 2000)............ $      5 $4 31/32   --

  The Rights trade together with the Common Stock. On October 20, 1999, the last full trading day prior to the public announcement of the terms of the Offer and the Merger and commencement of the Offer, the reported closing price on the Nasdaq/NMS was $3 7/8 per Share. On January 5, 2000, the last full trading day prior to the printing of this Information Statement, the closing sales price of the Shares on the Nasdaq/NMS was $4 31/32 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

  The Company has never paid cash dividends on its Shares and does not currently intend to do so prior to the Effective Time.

  Shareholders are urged to obtain current market quotations for the Shares.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain matters discussed in this Information Statement including statements concerning expected savings, revenues, earnings per share and debt levels, are "forward-looking statements" as defined under the securities laws. The Company's operations, products, and markets are subject to a number of risk factors, which may cause actual results to vary materially from those anticipated in the forward-looking statements. The Company's SEC filings, as updated from time to time, contain important information identifying a number of these risk factors, including economic, political, climatic, currency, regulatory, technological, competitive and other important factors. This information can be found in the "Management's Discussion and Analysis of Financial Condition and Results of Operation", "Quantitative and Qualitative Disclosures about Market Risk" and "Forward-Looking Statements" Sections of the Company's Annual Report on Form 10-K, as amended and as updated by the Company's other SEC filings from time to time. Shareholders and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this Information Statement and each of the Company, Parent and Purchaser undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                                    GENERAL

  This Information Statement is being delivered to shareholders of the Company in connection with the Merger of Purchaser with and into the Company, with the Company as the Surviving Corporation. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent, and each outstanding Share (other than Shares owned by Parent, Purchaser, or any subsidiary of Parent, Purchaser or the Company, held in the treasury of the Company (which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled without payment of any consideration therefor) and other than Dissenting Shares) will be converted at the Effective Time into the right to receive the Merger Consideration. A copy of the Merger Agreement is attached hereto as Annex I.

  The Merger is the second and final step in the acquisition of the Company by Parent. The first step was a cash tender offer by Purchaser to acquire all of the outstanding Shares at $5.05 per Share, net to the seller in cash. The Offer has been completed, and Purchaser has purchased approximately 18.9 million Shares pursuant to the Offer. This represents approximately 87.6 percent of the issued and outstanding Shares. The Merger is intended to complete the acquisition of any Shares not acquired by Purchaser pursuant to the Offer.

                              THE SPECIAL MEETING

  The Special Meeting will be held on Friday, February 4, 2000 at the Milwaukee Athletic Club, 758 North Broadway, Milwaukee, Wisconsin 53202, at 9:00 a.m. local time, for the purpose of approving the Merger Agreement.

  As of the date of this Information Statement, the Board does not know of any other business to be brought before the Special Meeting, and the Company's By-laws specifically require that the purpose or purposes of the Special Meeting be set forth in the Notice of Special Meeting accompanying this Information Statement.

  Only holders of record of Shares outstanding at the close of business on December 7, 1999 (the "Record Date") are entitled to receive notice of, and to vote at, the Special Meeting. On the Record Date, there were approximately 551 holders of record, with 21,606,207 Shares outstanding.

  The presence in person or by proxy of the holders of a majority of the votes entitled to be cast by Shares entitled to vote will be necessary to constitute a quorum for the transaction of business at the Special Meeting. Abstentions and broker non-votes, if any, will be considered present for the purpose of establishing a quorum. Assuming a quorum is present, the affirmative vote of a majority of the aggregate voting power of the issued and outstanding Shares will be necessary to approve the Merger Agreement. In determining whether the Merger Agreement has received the requisite number of affirmative votes under Wisconsin law, abstentions and broker non-votes, if any, will have the same effect as votes cast against approval of the Merger Agreement.

  Each Share is entitled to one vote, except that the voting power of Shares held by Parent and Purchaser (other than Shares acquired directly from the Company, if any) in excess of 20 percent of the aggregate voting power of the outstanding Shares is limited to 10 percent of the full voting power of such Shares pursuant to Section 180.1150 of the WBCL. As a result of the consummation of the Offer, Purchaser owns approximately 87.6 percent of the outstanding Shares, or approximately 68 percent of the aggregate voting power of the issued and outstanding Shares, and intends to vote all such Shares in favor of the Merger Agreement. Accordingly, the approval of the Merger Agreement at the Special Meeting is assured without the affirmative vote of any other shareholder.

  Shareholders are entitled to exercise dissenters' rights under the WBCL as a result of the Merger. See "Dissenters' Rights" and Annex IV hereto.

  Representatives of Deloitte & Touche LLP, the Company's independent auditors for the current year as well as for all years since 1995, are not expected to be present, make a statement or be available to respond to questions at the Special Meeting.

               PROCEDURE FOR RECEIPT OF THE MERGER CONSIDERATION

Surrender and Payment for Shares

  Parent has appointed Citibank, N.A. to act as paying agent (the "Paying Agent") under the Merger Agreement. Prior to the Effective Time, Parent will make available or cause to be made available to the Paying Agent the funds necessary for the Paying Agent to make the payments due to the holders of Shares issued and outstanding immediately prior to the Effective Time who are entitled to receive the Merger Consideration.

  As soon as reasonably practicable after the Effective Time, the Surviving Corporation will cause to be mailed to each person who was, at the Effective Time, a holder of record of issued and outstanding Shares, a letter of transmittal (the "Letter of Transmittal") and instructions (the "Instructions") for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented such Shares (the "Certificates"), in exchange for payment therefor. For a shareholder to validly surrender Shares pursuant to the Merger, a Certificate for surrendered Shares properly endorsed or otherwise in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal must be received by the Paying Agent. Until surrendered, such Certificates (other than Certificates representing Shares owned by Parent or Purchaser or any of their respective subsidiaries and Certificates representing Dissenting Shares) will represent solely the right to receive the Merger Consideration with respect to each of the Shares represented thereby. The Paying Agent will, pursuant to irrevocable written instruction, make the payments of the Merger Consideration. To the extent that amounts are withheld pursuant to applicable withholding tax rules or as may apply to payments in connection with the performance of services, such amounts will be treated for all purposes as having been paid to the shareholder in respect of whom such deduction and withholding was made by the Surviving Corporation or the Paying Agent. No interest will be paid or will accrue on the amount payable upon the surrender of any such Certificate. If payment is to be made to a person other than the registered holder of the Certificate surrendered, it will be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. None of the Surviving Corporation or Parent will be liable to any holder of Certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

  Pursuant to the Merger Agreement, any portion of the funds made available to the Paying Agent for the payment of the Merger Consideration which remains unclaimed by the holders of Certificates for six months following the Effective Time, will be repaid to the Surviving Corporation, and thereafter such former shareholders of the Company will be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable without interest upon due surrender of their Certificates. If any Certificates shall not have been surrendered prior to six years after the Effective Time (or such earlier date as shall be immediately prior to such date as such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law), unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

  At the Effective Time, the stock transfer books of the Company will be closed, and no transfer of Shares will thereafter be made. Subject to applicable laws in the case of Dissenting Shares, if, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they will be canceled and exchanged as described in the preceding paragraphs.

Backup Withholding

  In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Merger, a shareholder surrendering Certificates in the Merger must, unless an exemption applies, provide the Paying Agent with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Merger may be subject to backup withholding of 31 percent. All shareholders surrendering Certificates pursuant to the Merger should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Parent and the Paying Agent). Certain shareholders (including, among others, certain corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Paying Agent, in order to avoid backup withholding.

                              DISSENTERS' RIGHTS

  Under Sections 180.1301 through 180.1331 of the WBCL, dissenters' rights are available to holders and beneficial owners of Shares (each a "Dissenting Shareholder"), subject to the procedures described therein. Dissenters' rights permit a shareholder to object to the Merger and demand payment of the "fair value" of their Shares in cash in connection with the consummation of the Merger.

  Under the WBCL, dissenters' rights are available to shareholders of a corporation in a merger if (i) a Wisconsin corporation is a party to the merger, (ii) shareholder approval of the merger is required under the WBCL and
(iii) either the merger is a "business combination" (as defined in Section 180.1130(3) of the WBCL) or the shares of stock being converted in the merger are not registered on a national securities exchange or quoted on the Nasdaq National Market on the record date fixed to determine the shareholders of such company entitled to notice of the special meeting at which the shareholders will vote on the merger.

  If a merger constitutes a "business combination" and dissenters' rights are available, the "fair value" of the shares is the shares' "market value" determined pursuant to Section 180.1130(9)(a) of the WBCL. In the case of shares quoted on the Nasdaq National Market (as is the case with respect to the Shares), "fair value" is deemed to be the highest closing sales price per share reported on the Nasdaq National Market during the 30-day period preceding the date on which the fair value is determined or, if no quote is available, as determined in good faith by the board of directors of the corporation. The "fair value", as so determined, could be more or less than the value per Share to be paid pursuant to the Merger.

  On the Record Date, the Merger qualified as a "business combination" under the WBCL and shareholders of the Company therefore have the right to dissent from the Merger. To receive in cash the fair value of their Shares in lieu of the Merger Consideration, such Dissenting Shareholders are required to follow certain procedures set forth in the WBCL. The following is a brief summary of such procedures, which does not purport to be complete and is qualified in its entirety by reference to the statutory provisions of the WBCL governing dissenters' rights. Holders of shares should read Annex IV hereto for a description of all statutory provisions related to Dissenters' Rights.

  Pursuant to Section 180.1321 of the WBCL, any owner or beneficial owner of Shares desiring to assert dissenters' rights shall do all of the following:
(i) deliver to the Company by mail or by delivery in person to the principal office of the Company, before the vote to approve the Merger Agreement is taken at the Special Meeting, written notice which includes such Dissenting Shareholder's intent to demand payment for such Shares if the proposed Merger is effectuated and (ii) not vote in favor of the Merger Agreement. In addition, beneficial shareholders must also submit to the Company the consent of the record shareholders to the dissent not later than they assert dissenters' rights. A Dissenting Shareholder who fails to satisfy the foregoing will waive his or her rights under Sections 180.1301 through
180.1331 of the WBCL and will not be entitled to payment of the fair value of such Shares by the Company under such Sections. A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the Company in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. Within ten (10) days after the Merger Agreement is approved at the Special Meeting, the Company will deliver a written dissenters' notice to each of its shareholders who has dissented to the Merger Agreement in accordance with Section 180.1321 of the WBCL. Upon receipt of such notice, each Dissenting Shareholder has 30 days to demand payment in writing, certify when the Dissenting Shareholder acquired its Shares and surrender the Certificate or Certificates formerly representing such Shares with respect to which he or she has dissented. A Dissenting Shareholder who does not demand payment within the designated time period will waive his or her rights under Sections 180.1301 through 180.1331 of the WBCL, will not be entitled to payment for his or her Shares under such Sections and shall be bound by the terms of the Merger Agreement. Upon receipt of a payment demand or on the day of the consummation of the Merger, whichever is later, the Company shall pay each Dissenting Shareholder who has demanded payment in accordance with Section 180.1323 the amount that the Company estimates to be the fair value of such Shares, plus accrued interest. A Dissenting Shareholder who does not agree with the Company's estimate of the fair value of his or her shares or the amount of interest due, must, in accordance with Section 180.1328, notify the Company of his or her estimate of the fair value of his or her Shares and the amount of interest due within 30 days after the Company made or offered payment for such Shares. Dissenting Shareholders who do not give the Company notice in accordance with Section 180.1328 waive their rights to demand payment under such Section. If the Dissenting Shareholder and the Company cannot agree upon the fair value of the Shares or amount of interest due, the Company must file a petition in any court of competent jurisdiction in the county in which its principal office or registered office is located, requesting such court determine the fair value of such Shares and the accrued interest thereon. If the Company fails to institute such a proceeding within 60 days after the Company receives the Dissenting Shareholder's notice pursuant to Section 180.1328, the Company shall pay each Dissenting Shareholder whose demand remains unsettled the amount demanded by such Dissenting Shareholder.

                                  THE MERGER

Background of the Offer and the Merger

  The Company has been a long-time supplier of Pratt & Whitney, a Division of Parent, which accounts for approximately 25 percent, 26 percent and 18 percent of the Company's fiscal years 1996, 1997 and 1998 sales, respectively. The aggregate amount of such sales was approximately $8,568,000, $14,400,000, and $17,000,000 for fiscal years 1996, 1997 and 1998 respectively. Such transactions were negotiated at arms length. Beginning in 1998, the Company considered the possibility of entering into a joint venture with Pratt & Whitney, concerning the provision of certain products. On December 10 and December 17, 1998, representatives of Parent and the Company toured certain of the Company's facilities in connection with these discussions.

  On July 1, 1999, in the course of a meeting among Richard Lund, the Company's President and Chief Executive Officer, Mr. Richard Joseph, the Company's Vice President, Mr. Mark Biagetti, Director Strategic Planning-- Pratt & Whitney and Mr. Bill Montanile, Director Component Repair--Pratt & Whitney, Pratt & Whitney representatives indicated that they may have an interest in considering either the acquisition of the Company or forming a joint venture with the Company. The individuals began a discussion of synergies from a combination of their respective companies through a joint venture or business combination. No understandings or agreements were reached during these discussions.

  On July 22, 1999, Mr. Biagetti and Mr. Mike Groenhout, Manager, Strategic Planning of Parent presented a letter dated July 21, 1999 expressing a non-binding indication of interest in exploring a potential acquisition of all the outstanding Shares for cash indicating a price range per Share of $3.25 to $3.75 subject to customary conditions, including satisfactory completion of substantive due diligence by Parent. At that meeting, Mr. Lund indicated that the valuation was below his expectations and that he would not present this matter to the Company's Board for discussion. As a consequence, certain financial information about the Company and its prospects was shared with Parent and the parties agreed to continue discussions. No understandings or agreements were reached.

  Between July 22, 1999 and July 28, 1999, the parties discussed Parent's valuation of the Company. Various earnings and valuation methods were discussed, but no understandings or agreements were reached in these discussions nor were any prices discussed.

  On July 29, 1999, Mr. Lund received a letter from an officer of Pratt & Whitney suggesting a combination at $4.00 to $4.85 per Share, subject to similar customary conditions as in the July 21, 1999 letter. Mr. Lund began discussing a potential business combination. Mr. Lund indicated that this proposal would be submitted to the Company's Corporate Strategy Committee or the entire Board.

  On July 29, 1999, the Company held a meeting of its Corporate Strategy Committee. After reviewing the proposal, the committee recommended that the proposal be presented to the Board at the Company's upcoming Board meeting the next week.

  On August 2, 1999, at a regularly scheduled Board meeting, Mr. Lund presented the non-binding letter of interest from Parent as well as one from another entity received at the same time. The Board reviewed both proposals, the comparative information and other industry information. After review of both proposals, the Board decided to reject both. The Board rejected them because it did not believe that the amounts were consistent with the values obtained from similar transactions in the industry in the last year or represented the true value of the Company.

  On August 4, 1999, Mr. Lund informed Parent as well as the other bidder of the Board's decision. Mr. Lund informed Mr. Biagetti and requested that he reconsider his position and consider the value, profitability and growth of the Company as well as the costs associated with being a public company which would be greatly reduced by such business combination.

  On August 27, 1999, during a telephone call Mr. Biagetti and Mr. Lund discussed the proposals and Mr. Biagetti indicated that Parent would be prepared to revise the value range indicated in its latest non-binding expression of interest to $5.00 per Share plus assumption of all debt. On that same day, the Corporate Strategy Committee of the Board met and discussed the recent $5.00 proposal. The committee recommended a Board meeting to review the proposal.

  On August 30, 1999, the Board held a special meeting to review the revised indication of interest from Parent. After considerable discussion and review of valuations from the Company's advisers, the Board authorized officers of the Company to continue negotiations to achieve a higher valuation and to retain an investment banker to provide a fairness opinion, if an agreement was reached.

  On August 31, 1999, Mr. Lund met with Mr. Biagetti and Mr. Ed DiSanto, Vice President of Business Development-Pratt & Whitney in Hartford, Connecticut, to review the possible business combination and discuss the previous proposal. At this meeting Mr. Lund indicated that the Board would not accept the value of $5.00 per Share indicated by Parent.

  On September 8, 1999, Messrs. DiSanto and Biagetti called Mr. Lund and indicated that the top range would be $5.00 to $5.10 per Share.

  On September 10, 1999, the Company engaged Baird to render its opinion as to the fairness, from a financial point of view, of the consideration to be paid in the Offer and the Merger.

  On September 12, 1999, Mr. Lund, Mr. Sandford, Chairman of the Board, and Messrs. DiSanto and Biagetti discussed the indicated value. During that conversation, Parent agreed to increase the indicated value to $5.10 per Share, subject to the conditions indicated in Parent's July 29, 1999 letter, including the results of Parent's due diligence investigations of the Company.

  On September 13, 1999, representatives from the Company met to discuss the timetable and broad terms of the Merger Agreement and a Confidentiality Agreement.

  On September 20, 1999, Mr. Chenevert, the President of Pratt & Whitney, sent Mr. Lund a revised non-binding expression of interest regarding a possible transaction on the same terms as in the July 29, 1999 letter with a price of $5.10 per Share.

  On September 21, 1999, the Board met with representatives of Baird to consider Parent's proposal and authorized Parent to begin a due diligence review and preparation of the Merger Agreement. On September 22, 1999, Parent and the Company entered into the Confidentiality Agreement.

  Beginning September 27, 1999, and continuing through mid-October, 1999, representatives of Parent and Purchaser conducted a detailed due diligence review of the Company.

  On October 1, 1999, Parent submitted to the Company a proposed Merger Agreement and Shareholder Option Agreement and the parties and their legal advisors began to negotiate the terms of the proposed transaction.

  On October 18, 1999, Mr. DiSanto met with Mr. Lund to discuss the material terms and conditions of the proposed transaction. Among other things, Mr. DiSanto indicated that, in view of the results of Parent's due diligence investigation, Parent believed that a reduction in the indicated value of $5.10 per Share was appropriate.

  On October 19 and 20, 1999, the parties and their legal advisors met in New York, New York to negotiate the terms of the Merger Agreement and related agreements. The terms included an indicated price per Share of $5.05.

  On October 20, 1999, the Company held a Board meeting and reviewed the Offer and the Merger Agreement with legal counsel and Baird. As a result of this meeting, the Company recommended the Offer as in the best interests of the shareholders.

  At that same meeting, Baird rendered its opinion to the effect that the consideration to be received in the Offer and the Merger was fair, from a financial point of view, to the holders of Shares of the Company (other than Parent and its affiliates). This opinion was confirmed in writing by letter dated October 20, 1999. At that same meeting, the Board also considered several factors, including the fact that the Offer was an all cash tender offer not subject to financing conditions and could be consummated relatively quickly, and reviewed the terms of the Offer and the opinion of Baird.

  Based upon these presentations and factors and its review of the terms of the agreement, the Board approved the Offer, the Shareholder Option Agreement (as defined below), the Merger and the Merger Agreement and resolved to recommend acceptance of the Offer by the Company's shareholders.

  On October 21, 1999 (i) the Company, Parent and Purchaser entered into the Merger Agreement, (ii) each of the directors of the Company entered into the Shareholder Option Agreement with Purchaser and (iii) the Company entered into agreements with certain employees. The terms of each of the Merger Agreement, the Shareholder Option Agreement and the employee agreements are set forth below, respectively, in "The Merger Agreement", "The Shareholder Option Agreement", and "Certain Agreements and Plans--Employment Agreements").

  Before the opening of trading on October 21, 1999 Parent and the Company issued a press release announcing the execution of the Merger Agreement and the Shareholder Option Agreement and the Offer was commenced.

  The Offer expired at 5:00 p.m., New York City time, on Friday, December 3, 1999. Pursuant to the Offer, Purchaser purchased 19 million Shares, at a price of $5.05 per Share. As a result of the Offer, Purchaser owns of record approximately 87 percent of the issued and outstanding Shares, which includes all the Shares held by the directors and executive officers of the Company prior to the Offer.

  Following the consummation of the Offer, pursuant to the Merger Agreement, Molly F. Cade, Conrad G. Goodkind, William T. Gross, Joseph R. O'Gorman, Terrell L. Ruhlman and John W. Sandford resigned as directors and officers of the Company and its subsidiaries, Chester P. Beach, Robert H. Harvey,

Robert F. Leduc, Jothi Purushotaman and Robert B. Weiner, each an officer of Parent--Pratt & Whitney Division, were appointed to the Board to fill the resulting vacancies and Richard R. Barnhart, Randolph W. Siuda and Stephen B. Swigert, each an officer or employee of Parent--Pratt & Whitney Division, were appointed President, Chief Financial Officer and Treasurer and Secretary, respectively, of the Company. Biographical data for Chester P. Beach, Robert
H. Harvey, Robert F. Leduc, Jothi Purushotaman and Robert B. Weiner are set forth in Annex III hereto. Richard A. Lund remains a director of the Company but resigned as a director of the Company's subsidiaries and was replaced in the offices he held.

Recommendation of the Board

  In light of the Board's review of the Company's competitive and financial position, recent operating results and prospects, the Board determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its shareholders. In making such recommendation and in approving the Merger Agreement and the transactions contemplated thereby, the Board considered a number of factors, including, but not limited to, the following:

    (i) the terms and conditions of the Offer and the Merger Agreement;

    (ii) the financial condition, results of operations, business and prospects of the Company, including the prospects of the Company if the Company were to remain independent, based in part on the information provided by and the views expressed by management of the Company at several Board meetings, including those on October 20, 1999 and September 21, 1999;

    (iii) that the $5.05 per Share to be paid in the Offer and the Merger represents a premium of approximately 30 percent over the $3.875 closing sale price for the Shares on October 20, 1999, the last trading day prior to the public announcement of the Offer and a premium of approximately 63 percent over the $3.10 average closing sale price for the Shares for the three month period ended September 30, 1999;

    (iv) the views expressed by management and the Board's conclusion that it was not likely that any other party would enter into a transaction that was more favorable to the Company and its shareholders;

    (v) the financial presentations of Baird at the October 20, 1999 and September 21, 1999 Board meetings and the oral opinion of Baird delivered to the Board at the October 20, 1999 Board meeting (which opinion was subsequently confirmed by delivery of a written opinion dated October 20,
  1999) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the cash consideration of $5.05 per Share to be received by holders of Shares in the Offer and the Merger, was fair, from a financial point of view, to such holders (other than Parent and its affiliates). Baird's opinion is directed only to the fairness, from a financial point of view, of the cash consideration to be received in the Offer and the Merger to holders of Shares and is not intended to constitute, and does not constitute, a recommendation to any shareholder. A copy of the opinion of Baird is attached hereto as Annex II and is incorporated herein by reference. See "Opinion of Robert W. Baird & Co. Incorporated". Shareholders are urged to read the opinion of Baird carefully and in its entirety;

    (vi) the fact that the Merger Agreement, while prohibiting the Company from actively soliciting a competitive proposal, permits the Company upon receipt of a Superior Proposal (as defined in the Merger Agreement), subject to compliance with the terms and conditions of the Merger Agreement and if and to the extent required by the fiduciary duties of the Board, to furnish information to or enter into discussions or negotiations with such person who has made the Superior Proposal;

    (vii) the Merger Agreement permits the Board, in the exercise of its fiduciary duties, to terminate the Merger Agreement in favor of a Superior Proposal, subject to the Company's compliance with the terms and conditions of the Merger Agreement; upon such termination, the Company shall reimburse Parent for out-of-pocket fees and expenses of Parent and Purchaser related to the Offer and the Merger Agreement up to a maximum of $750,000 and pay Parent a termination fee of $4,000,000 (together, representing approximately 4 percent of the total transaction value);

    (viii) the fact that certain significant shareholders of the Company have agreed to enter into an option agreement with Purchaser pursuant to which, among other things, such shareholders have agreed to validly tender an aggregate of approximately 26.5 percent of the outstanding Shares; and

    (ix) the transactions contemplated by the Merger Agreement provide for an all cash payment to shareholders, with no financing condition.

  The Board did not assign relative weights to the above factors or determine that any factor was of particular importance. Rather, the Board viewed its position and recommendation as being based on the totality of the information presented to and considered by it. In addition, individual members of the Board may have given different weight to different factors.

  The Board recognized that, while the consummation of the Offer gives the Company's shareholders the opportunity to realize a significant premium over the price at which the Shares were traded prior to the public announcement of the Offer, tendering in the Offer would eliminate the opportunity for the Company's shareholders to participate in the future growth and profits of the Company. The Board believes that the loss of the opportunity to participate in the growth and profits of the Surviving Corporation was reflected in the Offer price of $5.05 per Share.

Opinion of Robert W. Baird & Co. Incorporated

  The Board retained Baird to assist in the examination of the fairness, from a financial point of view, of the cash consideration of $5.05 per Share to be paid to the holders of Shares (other than Parent and its affiliates) in the Offer and the Merger (the "Consideration"). On October 20, 1999, Baird rendered its oral opinion (which was subsequently confirmed in writing) to the Board to the effect that, as of such date, the Consideration was fair, from a financial point of view, to such holders.

  The full text of Baird's opinion, dated October 20, 1999, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Baird in rendering its opinion, is attached as Annex II to this Information Statement and is incorporated herein by reference. Baird's opinion is directed only to the fairness, as of the date of the opinion and from a financial point of view, of the Consideration to the Company's shareholders (other than Parent and its affiliates) and does not constitute a recommendation to any shareholder. The summary of Baird's opinion set forth below is qualified in its entirety by reference to the full text of Baird's opinion attached as Annex II. Shareholders are urged to read Baird's opinion carefully in its entirety.

  In conducting its investigation and analysis and in arriving at its opinion attached as Annex II, Baird reviewed such information and took into account such financial and economic factors as it deemed relevant under the circumstances. In that connection, among other things, Baird:

  . reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to Baird for purposes of its analysis, as well as publicly available information including, but not limited to, the Company's recent filings with the SEC;

  .  reviewed the draft Merger Agreement in the form presented to the Board;

  . compared the historical market prices and trading activity of the Shares with those of certain other publicly traded companies Baird deemed relevant;

  . compared the financial position and operating results of the Company with those of certain other publicly traded companies Baird deemed relevant;

  . compared the proposed financial terms of the Merger with the financial terms of certain other business combinations Baird deemed relevant; and

  . held discussions with members of the Company's senior management concerning the Company's historical and current financial condition and operating results, as well as future prospects.

  Baird also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Baird deemed relevant for the preparation of this opinion. The Company did not place any limitation upon Baird with respect to the procedures followed or factors considered by Baird in rendering its opinion. Baird was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. The Company and Parent determined the Consideration in arm's-length negotiations.

  In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Baird by or on behalf of the Company, and was not engaged, and did not attempt, to independently verify any such information. Baird assumed, with the Company's consent, that all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the Company's financial statements and that the financial forecasts of the Company examined by Baird were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company's senior management as to the future performance of the Company.

  In conducting its review, Baird did not undertake nor obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor did Baird make a physical inspection of the properties or facilities of the Company. Baird's opinion necessarily is based upon economic, monetary and market conditions as they existed and could be evaluated on the date of the opinion and does not predict or take into account any changes that may have occurred, or information that may have become available, after the date of such opinion. Baird's opinion does not constitute an opinion as to the price at which the Shares will actually trade at any time.

  The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion.

  Analysis of Transaction Multiples and Premiums. Based on the cash consideration of $5.05 net per Share (the "Per Share Equity Purchase Price"), Baird calculated the implied "equity value" (defined as the Per Share Equity Purchase Price multiplied by the total number of common shares outstanding of the Company, including shares issuable upon the exercise of stock options) to be $115.7 million. In addition, Baird calculated the implied "enterprise value" (defined as the equity value plus the book value of total debt, less cash and cash equivalents and assumed proceeds from the exercise of stock options) to be $132.4 million. Baird then calculated the multiples of the enterprise value to the Company's latest twelve months ended June 30, 1999 ("LTM") sales; earnings before interest, taxes, depreciation and amortization ("EBITDA"); and earnings before interest and taxes ("EBIT"); as provided by the senior management of the Company. Baird also calculated the multiples of the equity value to the Company's LTM, projected 1999 and projected 2000 net income, as provided by the senior management of the Company. Such multiples are summarized in the table below, which is qualified in its entirety by reference to the other disclosures contained in this section and Annex II of this Information Statement.

                                                                 Implied Company
                                                                   Transaction
                                                                    Multiples
                                                                 ---------------
      Enterprise Value/Sales (LTM)..............................       1.3x
      Enterprise Value/EBITDA (LTM).............................      11.3x
      Enterprise Value/EBIT (LTM)...............................      16.4x
      Equity Value/Net Income (LTM).............................      23.4x
      Equity Value/Net Income (1999)............................      20.2x
      Equity Value/Net Income (2000)............................      16.7x

  Baird also calculated the premiums that the Per Share Equity Purchase Price represented over the closing market price of the Shares for various time periods ranging from 1-day to 2-years prior to October 15, 1999. Such premiums are summarized in the table below.

                                                                     Implied
                                                                   Transaction
                        Period Prior To 10/15/99                    Premiums
                        ------------------------                   -----------
      1-Day.......................................................     26.3%
      7-Days......................................................     27.2%
      30-Days.....................................................     46.9%
      90-Days.....................................................     49.6%
      180-Days....................................................    137.6%
      1-Year......................................................     97.1%
      2-Years.....................................................     61.6%

  Discounted Cash Flow Analysis. Baird performed a discounted cash flow analysis of the Company's projected unlevered free cash flows (defined as net income excluding after-tax net interest, plus depreciation and amortization, less capital expenditures and increases in working investment) from 2000 to 2006, as provided by the Company's senior management. In such analysis, Baird calculated the present values of the unlevered free cash flows from 2000 to 2006 by discounting such amounts at rates ranging from 12% to 14%. Baird calculated the present values of the free cash flows beyond 2006 by assuming terminal values ranging from 6.5x to 8.5x year 2006 EBITDA and discounting the resulting terminal values at rates ranging from 12% to 14%. The summation of the present values of the unlevered free cash flows and the present values of the terminal values produced equity values ranging from $4.15 to $5.79 per Share, as compared to the Per Share Equity Purchase Price of $5.05 per Share.

  Comparable Publicly Traded Company Analysis. Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of October 15, 1999 for certain publicly traded companies that Baird deemed relevant. The group of selected publicly traded companies reviewed is listed below.

        .AAR                          .Hexcel
        .Advanced Technical Products  .Howmet
        .Aero Systems Engineering     .Ladish
        .Aviation Sales               .Precision Castparts
        .Ducommun                     .Precision Standard
        .First Aviation Services      .Triumph Group
        .Heico

  Such companies were chosen based on a review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industry in which the Company operates. Baird noted that none of the companies reviewed is identical to the Company and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, financial and operating characteristics of each company and other factors that affect the market values of such companies.

  Baird calculated multiples as of October 15, 1999 of each company's implied "equity value" (defined as the closing market price per share of each company's common stock multiplied by the total number of common shares outstanding of such company, including net shares issuable upon the exercise of stock options and warrants) to its LTM reported net income and its projected net income for calendar year 1999 and calendar year 2000, based on earnings per share estimates provided by First Call. In addition, Baird calculated each company's implied "enterprise value" (defined as the equity value of each company, plus the book value of total debt, preferred stock and minority interests, less cash and cash equivalents) to each company's LTM sales, LTM

EBITDA and LTM EBIT. Baird then compared the transaction multiples implied in the Merger with the corresponding trading multiples for the selected companies. A summary of such multiples is provided in the table below, which is qualified in its entirety by reference to the other disclosures contained in this section and Annex II of this Information Statement.

                                           Implied Selected Public Company
                                                  Trading Multiples
                                          ------------------------------------
                          Implied Company
                            Transaction
                             Multiples     Low     Average   Median    High
                          --------------- ------- --------- --------  --------
Enterprise Value/Sales
 (LTM)...................       1.3x         0.4x      0.9x     0.7x      3.2x
Enterprise Value/EBITDA
 (LTM)...................      11.3x         3.1x      6.6x     6.0x     12.5x
Enterprise Value/EBIT
 (LTM)...................      16.4x         3.9x      9.6x     7.3x     26.5x
Equity Value/Net Income
 (LTM)...................      23.4x         5.2x     10.9x     8.3x     27.2x
Equity Value/Net Income
 (1999)..................      20.2x         7.1x     11.8x    10.3x     22.0x
lEquity Value/Net Income
 (2000)..................      16.7x         6.3x      9.7x     8.8x     17.8x

  In addition, Baird calculated the implied per share equity values for the Shares based on the trading multiples of the selected public companies and compared such values to the Per Share Equity Purchase Price of $5.05 per Share. The implied per share equity values, based on the multiples that Baird deemed relevant, are summarized in the table below, which is qualified in its entirety by reference to the other disclosures contained in this section and Annex II of this Information Statement.

                                                          Implied Company
                                                      Per Share Equity Values
                                                     --------------------------
                                                      Low  Average Median High
                                                     ----- ------- ------ -----
Enterprise Value/EBITDA (LTM)....................... $0.85  $2.63  $2.33  $5.64
Enterprise Value/EBIT (LTM)......................... $0.65  $2.66  $1.85  $8.62
Equity Value/Net Income (LTM)....................... $1.12  $2.35  $1.79  $5.87
Equity Value/Net Income (1999)...................... $1.78  $2.95  $2.58  $5.51
Equity Value/Net Income (2000)...................... $1.91  $2.93  $2.66  $5.38

  Comparable Acquisition Analysis. Baird reviewed certain publicly available financial information concerning completed or pending acquisition transactions that Baird deemed relevant. The group of selected acquisition transactions is listed below.

                Target                                       Acquiror
                ------                                       --------
      Advanced Technical Products                     Veritas Capital Trust
      Aerocell Structures                             Aviation Sales
      Caribe Aviation                                 Aviation Sales
      Coltec Industries                               BF Goodrich
      Decrane Aircraft Holdings                       DLJ Merchant Banking II
      Greenwich Air Services                          General Electric
      K-C Aviation                                    Gulfstream Aerospace
      Kratz-Wilde Machine                             Aviation Sales
      Monitor Aerospace                               Stellex Industries
      Rohr                                            BF Goodrich
      Sundstrand                                      United Technologies
      TIMCO                                           Aviation Sales
      Tri-Manufacturing                               TI Group
      UNC                                             Greenwich Air Services
      Western Sky Industries                          McKechnie
      Whitehall                                       Aviation Sales

  These acquisitions were chosen based on a review of completed and pending acquisition transactions involving companies that possessed general business, operating and financial characteristics representative of companies in the industry in which the Company operates. Baird noted that none of the acquisition transactions or subject target companies reviewed is identical to the Merger or the Company, respectively, and that, accordingly, the analysis of such acquisition transactions necessarily involves complex considerations and judgments concerning differences in the business, financial and operating characteristics of each subject target company and each acquisition transaction and other factors that affect the values implied in such acquisition transactions.

  Baird calculated multiples of each acquisition transaction's implied "equity value" (defined as the per share purchase price for each target company's common stock multiplied by the total number of common shares outstanding of such company, including net shares issuable upon the exercise of stock options and warrants) to each target company's LTM net income based on financial information available as of the respective transaction announcement dates. In addition, Baird calculated multiples of each acquisition transaction's implied "enterprise value" (defined as the equity value of each target company, plus the book value of total debt, preferred stock and minority interests, less cash and cash equivalents) to each target company's LTM sales, LTM EBITDA and LTM EBIT based on financial information available as of the respective transaction announcement dates. Baird also calculated the acquisition premiums paid in such acquisition transactions (provided that the target companies were publicly traded) based on stock market information available as of the respective transaction announcement dates. Baird then compared the acquisition transaction multiples and acquisition premiums implied in the Merger with the corresponding acquisition transaction multiples and premiums for the selected acquisition transactions. A summary of such multiples and premiums is provided in the table below, which is qualified in its entirety by reference to the other disclosures contained in this section and Annex II of this Information Statement.

                                              Implied Selected Acquisition
                                             Transaction Multiples/Premiums
                                            ---------------------------------------
                          Implied Company
                            Transaction
                         Multiples/Premiums   Low       Average    Median    High
                         ------------------ --------   ---------  --------  -------
Enterprise Value/Sales
 (LTM)..................         1.3x            0.5x       1.3x       1.3x     2.2x
Enterprise
 Value/EBITDA(LTM)......        11.3x            6.1x       9.7x       8.8x    15.9x
Enterprise Value/EBIT
 (LTM)..................        16.4x            4.4x      12.8x      11.6x    20.6x
Equity Value/Net Income
 (LTM)..................        23.4x           10.9x      21.5x      17.9x    35.6x
Acquisition Premiums
 Paid/1/
  1-Day Prior...........        26.3%            2.5 %     19.1%      21.1%    31.8%
  30-Days Prior.........        46.9%            9.0 %     27.0%      25.5%    49.1%
  90-Days Prior.........        49.6%          (13.7)%     42.8%      37.8%    89.7%

--------
/1/ Premiums computed based on announcement date for selected acquisitions and 10/15/99 for the Company.

  In addition, Baird calculated the implied per share equity values for the Shares based on the acquisition transaction multiples of the selected acquisition transactions and compared such values to the Per Share Equity Purchase Price of $5.05 per Share. The implied per share equity values, based on the multiples that Baird deemed relevant, are summarized in the table below, which is qualified in its entirety by reference to the other disclosures contained in this section and Annex II of this Information Statement.

                                                          Implied Company
                                                      Per Share Equity Values
                                                     --------------------------
                                                      Low  Average Median High
                                                     ----- ------- ------ -----
Enterprise Value/EBITDA (LTM)....................... $2.38  $4.21  $3.75  $7.37
Enterprise Value/EBIT (LTM)......................... $0.83  $3.79  $3.37  $6.54
Equity Value/Net Income (LTM)....................... $2.35  $4.64  $3.86  $7.68

  The foregoing summary does not purport to be a complete description of the analyses performed by Baird or of its presentation to the Board. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Baird believes that its analyses (and the summary set forth above) must be considered as a whole and that selecting portions of such analyses and of the factors considered by Baird, without considering all of such analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by Baird and its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

  Baird, as part of its investment banking business, is continually engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. The Company retained Baird because of its experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions. In the ordinary course of business, Baird may from time to time trade the securities of the Company or Parent for its own account or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

  Pursuant to an engagement letter agreement dated September 10, 1999, between the Company and Baird, the Company has agreed to pay Baird a retainer fee of $50,000 and an additional fee of $200,000 payable upon delivery of its opinion, regardless of the conclusions reached by Baird in such opinion. The Company has also agreed to reimburse Baird for its reasonable out-of-pocket expenses. In addition, the Company has agreed to indemnify Baird, its affiliates and their respective directors, officers, employees and agents and controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.

Purpose of the Merger

  The purpose of the Merger is to enable Parent, through Purchaser, to acquire the remaining equity interest in the Company not currently owned by Purchaser. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent. The Merger is the second and final step in the acquisition of the Company by Parent. The Offer was the first step which resulted in Purchaser owning approximately 87.6 percent of the outstanding Shares.

  The acquisition of the Company has been structured as a cash tender offer and a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public shareholders of the Company to Parent. The purchase of Shares pursuant to the Offer increased the likelihood that the Merger will be consummated.

Certain Effects of the Offer and the Merger

  As a result of the Merger, Parent will own indirectly the entire equity interest in the Company. Therefore, following the Merger, present holders of Shares will no longer have an equity interest in the Company and will no longer share in future earnings and potential growth of the Company, if any. Instead, each holder of Shares immediately prior to the Effective Time (other than Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company, or Dissenting Shareholders) will have the right to receive the Merger Consideration to which such holder is entitled under the Merger Agreement.

  Upon completion of the Merger, the Shares will no longer be quoted on the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The deregistration of the Shares under the Exchange Act will result in the suspension of the Company's obligation to file reports pursuant to Section 15(d) thereunder.

Plans for the Company

  Upon the consummation of the Merger, the separate existence of Purchaser will cease and the Company will continue its existence as the Surviving Corporation. The Surviving Corporation will retain the name of the Company and, under the WBCL, will possess all the rights, privileges, immunities, powers, liabilities and duties of the Company.

  Parent plans to continue to operate the Company substantially as the Company has operated in the past.

Interests of Certain Persons in the Merger

  Certain existing and former members of the Company's management and the Board (as well as employees of the Company) have interests in the Merger that are different from, or in addition to, the interests of the Company's shareholders generally. These interests relate to, among other things, (i) the acceleration of the exercisability of outstanding options to purchase Shares and the exchange of outstanding options for a cash payment and (ii) the terms of certain severance agreements and/or employment agreements between the Company and certain executive officers, providing for cash payments and other benefits upon a change of control of the Company (which would include the Offer and the Merger).

Certain Agreements and Plans

   Employment Agreements. The Company has entered into letter agreements with certain of its managers, including Messrs. John Scanlon and Robert Spring attached as Exhibits 99(c)(8) and 99(c)(9) to the Company's Schedule 14D-9 dated October 21, 1999, filed with the SEC and incorporated herein by reference, providing for the continued employment of such persons after the completion of the Offer, and among other matters, for certain severance payments (generally six months of such manager's then current base salary, unless eligible for severance benefits under a change of control, severance, employment or other similar agreement, in which case the severance payments under the letter agreements will not be required to be paid) if the manager's employment with the Company terminates for any reason other than "cause" prior to the three year anniversary of the Effective Time. For these purposes, "cause" means (a) the manager is convicted of a crime involving moral turpitude, fraud, theft, or embezzlement which results in or is intended to result in the manager's personal enrichment at the expense of the Company, (b) the commission of an act of fraud upon the Company or misappropriation of funds or property of the Company, (c) a material violation of the Company's policy concerning conflicts of interest or business ethics or (d) the result of gross negligence or dereliction in the performance of the manager's job responsibilities. The Company intends to grant in the aggregate options to purchase up to 7,000 shares of Parent common stock to such managers.

   Amendment of Change in Control Agreements. The Company and Richard Lund (the Company's former President and Chief Executive Officer) and the Company and Edward Stephens (the Company's former Chief Financial Officer), respectively, have entered into an amendment (the "Change in Control Amendment") to each such executive's existing change of control agreement with the Company. The Change of Control Amendments for Messrs. Lund and Stephens are attached as Exhibits 99(c)(6) and 99(c)(7), respectively, to the Company's
Schedule 14D-9 dated October 21, 1999 filed with the SEC and incorporated herein by reference. Messrs. Lund and Stephens agreed in the Change in Control Amendment to certain noncompetition and non-solicitation restrictions, and also agreed not to voluntarily terminate their employment with the Company at any time prior to January 31, 2000. The Company and Messrs. Lund and Stephens also agreed in the Change in Control Amendment that neither Mr. Lund nor Mr. Stephens would be entitled to any other payment or benefit conditioned or related to any change in control of the Company other than the payments and benefits expressly prescribed by each such executive's existing change in control agreement, as amended by the Change in Control Amendment.

Certain Federal Income Tax Consequences

  The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and also may be taxable under applicable state, local, foreign or other tax laws. Accordingly, a shareholder who receives cash in exchange for Shares in the Merger (including as a result of perfecting his or her dissenters' rights under the WBCL) will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's tax basis in the Shares sold or exchanged. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Merger. Such gain or loss generally will be capital gain or loss if the Shares disposed of were held as capital assets by the shareholder. Capital gains recognized by an individual shareholder generally are subject to a maximum rate of 20 percent in respect of property held for more than one year.

  A shareholder that surrenders Shares in the Merger may be subject to information reporting and backup withholding at a rate of 31 percent of amounts paid to the shareholder unless the shareholder provides proof of an applicable exemption or a correct TIN, and otherwise complies with applicable requirements of the backup withholding rules. A TIN may be provided on the Substitute Form W-9 included as part of the Letter of Transmittal. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a shareholder's federal income tax liability, provided the required information is furnished to the IRS. See "Procedure for Receipt of the Merger Consideration--Backup Withholding".

  The foregoing summary constitutes a general description of certain U.S. federal income tax consequences of the Merger without regard to the particular facts and circumstances of each shareholder of the Company and is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Special tax consequences not described herein may be applicable to certain shareholders subject to special tax treatment (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign shareholders and shareholders who have acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation). All shareholders should consult their tax advisors with respect to specific tax effects applicable to them of the Merger, including the applicability and effect of any state, local and foreign tax laws.

Accounting Treatment of the Merger

  The Merger will be accounted for under the "purchase" method of accounting, whereby the purchase price for the Company will be allocated to the identifiable assets and liabilities of the Company and its subsidiaries based on their respective fair values.

Regulatory and Other Approvals

   Antitrust. The HSR Act provides that certain acquisition transactions may not be consummated until information has been furnished to the Antitrust Division of the Department of Justice and to the Pre-merger Notification Office of the Federal Trade Commission and certain waiting period requirements have been satisfied. On November 2, 1999, the waiting period requirements under the HSR Act were satisfied.

   Other Federal and State Statutes. Except as described above and except for the filing of Articles of Merger with the Department of Financial Institutions of the State of Wisconsin to effectuate the Merger, there are no other federal or state regulatory requirements which remain to be complied with in order for the Merger to be consummated in accordance with the terms of the Merger Agreement.

                  CERTAIN INFORMATION CONCERNING THE COMPANY

  The Company is a Wisconsin corporation with its principal executive offices located at 2365 Woodlake Drive, Suite 120, Okemos, Michigan 48864. The telephone number of the Company at such location is (517) 347-1333.

  The Company conducts its operations primarily through four operating subsidiaries, Cade AutoAir, Inc., (formerly Auto-Air Composites, Inc.), Cade Composites, Inc., Cade HAC, Inc. (formerly H.A.C. Corporation) and Cade Cenco, Inc. (formerly Central Engineering Company).

  The Company is engaged worldwide in the design, manufacture, and repair and overhaul of high technology composite components and engine test facilities for the aerospace, air transport and specialty industries, principally through two segments.

  The Company's core products include molded and bonded composite jet engine components, metal fabricated and bonded composite airframe components and the repair and overhaul of commercial and military gas turbine engine and airframe components as well as flight nacelle structures ("Engine and Airframe Products and Services") and engine test facilities, related computer software and data acquisition systems, and associated equipment ("Test Facilities and Equipment"). Engine and Airframe Products and Services include engine inlets and cases, acoustical liners, fairings, auxiliary power unit enclosures, various control surface products, access doors, wing tips, interior structures and repair and overhaul services. Test Facilities and Equipment are used in the ground testing and overhaul of major commercial jet engines and related ground support equipment. These products are sold worldwide through the Company's internal sales force and independent sales representatives to major engine and airframe equipment manufacturers, airlines, U.S. Government and overhaul facilities.

  Set forth below is certain summary consolidated financial information for the Company's last three fiscal years as contained in the Company's Annual Report on Form 10-K for the years ended December 31, 1997 and December 31, 1998 and for the nine month periods ended September 30, 1998 and September 30, 1999, as contained in the Company's Quarterly Report on Form 10-Q for the quarters ended September 30, 1998 and 1999. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth below.

                             CADE INDUSTRIES, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (In thousands, except per share data)

                                                                  Nine Months
                                                                ended September
                                        Year ended December 31,       30,
                                        ----------------------- ---------------
                                         1998    1997    1996    1999    1998
                                        ------- ------- ------- ------- -------
                                                                  (unaudited)
Consolidated Statement of Income Data:
Sales.................................  $95,792 $55,804 $34,867 $78,595 $71,514
Cost of sales.........................   74,478  43,481  26,705  60,836  55,447
Selling, general and administrative
 expenses.............................   14,219   8,100   6,097  10,400  10,732
Income from operations................    7,095   4,223   2,065   7,359   5,335
Interest expense--net.................      947     833     729     928     949
Income before income taxes............    6,148   3,390   1,336   6,431   4,386
Net income............................    4,242   2,353   1,058   4,202   3,111
Net income per common share:
  Basic...............................     0.19    0.11    0.05    0.19    0.14
  Fully Diluted.......................     0.19    0.11    0.05    0.19    0.14
Consolidated Balance Sheet Data:
Cash and cash equivalents.............  $   580 $ 1,093 $    22 $   976 $   695
Working capital (current assets less
 current liabilities).................   11,487  11,435   7,999  14,249  11,593
Property and equipment, net...........   19,197  17,662  15,006  20,874  19,036
Total assets..........................   62,275  54,570  35,304  66,389  60,111
Long-term debt, net of current
 maturities...........................    8,313  10,683   4,839   8,724   9,155
Shareholders' equity..................   27,054  23,333  20,683  30,857  26,290

  During the discussions between the Company and Parent that led to execution of the Merger Agreement, the Company provided Parent with certain information relating to the Company that Parent and Purchaser believe is not publicly available. This information included projections of operating performance of the Company for 1999 developed by the Company. The projections do not reflect consummation of the Offer or the Merger or any other extraordinary transaction involving the Company. The projection included a summary estimate, based upon six-months actual results for 1999 and projected second half results, of sales for 1999 of $106.0 million and operating income of $10.6 million. In addition, the Company later provided Parent with a detailed budget for 1999 prepared as of October 1998, with estimated sales for 1999 of $99.5 million and operating income of $10.6 million. The information also included an estimate of 1999 earnings per Share of $0.27. These projections are based on a variety of estimates and assumptions which involve judgements with respect to future economic and competitive conditions, inflation rates and technology trends.

  The Company has advised Parent and Purchaser that it does not as a matter of course disclose projections as to future revenues, earnings or other income statement data and the projections were not prepared with a view to public disclosure. In addition, the projections were not prepared in accordance with generally accepted accounting principles, or with a view to compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of the data than as shown above. The projections have not been examined, reviewed or compiled by the Company's independent auditors, and accordingly they have not expressed an opinion or provided any other assurance on the data. The forecasted information is included herein solely because such information was furnished to Parent and Purchaser prior to the Offer. Accordingly, the inclusion of the projections in this Information Statement should not be regarded as an indication that Parent, Purchaser or the Company or their respective financial advisors or their respective officers and directors consider such information to be accurate or reliable. In addition, because the estimates and assumptions underlying the projections are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and are beyond the control of the Company, Parent or Purchaser, there can be no assurance that results set forth in the above projections will be realized and it is expected that there will be differences between actual and projected results, and actual results may be materially higher or lower than those set forth above.

  Additional non-financial information regarding the Company is also included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. Such report, as well as other documents filed by the Company with the Commission, are available for inspection and copies thereof should be obtainable in the manner set forth under "Available Information" and "Incorporation of Certain Information by Reference".

              CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER

  Purchaser is a Wisconsin corporation and, to date, has engaged in no activities other than those incident to its formation, the Offer and the Merger. Purchaser is a wholly-owned subsidiary of Parent. The principal executive offices of Purchaser are located at One Financial Plaza, Hartford, Connecticut 06101. The telephone number of Purchaser at such location is (860) 728-7000.

  Parent is a Delaware corporation. Parent and its consolidated subsidiaries provide high technology products to aerospace and building systems customers throughout the world. Parent and its consolidated subsidiaries conduct their business within four principal operating segments. The operating units of Parent and its consolidated subsidiaries are grouped based upon the operating segment in which they participate. The units participating in each operating segment and their respective principal products are as follows:


    . Otis offers a wide range of elevators, escalators, moving walks and shuttle systems and related installation, maintenance and repair services; and modernization products and services for elevators and escalators.

    . Carrier provides heating, ventilating and air conditioning (HVAC) equipment for commercial, industrial and residential buildings; HVAC replacement parts and services; building controls; commercial, industrial and transport refrigeration equipment; and aftermarket service and components.

    . Pratt & Whitney provides large and small commercial and military turbofan (jet) and turboprop engines, spare parts and product support; specialized engine maintenance and overhaul and repair services for airlines, government and private fleets; and rocket engines and space propulsion systems and industrial gas turbines.

    . Flight Systems is made up of Sikorsky and Hamilton Sunstrand. Sikorsky offers military and commercial helicopters and maintenance services. Hamilton Sunstrand offers engine and flight controls; propellers; environmental controls systems; space life support systems; electrical, mechanical and power systems products for aircraft; rotary screw compressors, power transmission equipment; pumps and other industrial products.

  Until recently, Parent conducted its business through a fifth operating segment. The business of this segment, which was conducted through UT Automotive, manufactured automotive electrical and electronic components, automotive trim systems and insulation and acoustical materials and systems. On May 4, 1999, Parent completed the sale of its UT Automotive unit to Lear Corporation. Parent's financial statements for the three year period ended December 31, 1998, have been restated to reflect UT Automotive as a discontinued operation. These restated financial statements have been filed in Parent's Current Report on Form 8-K filed on June 11, 1999.

  On June 10, 1999, Parent completed the acquisition of Sundstrand Corporation. Sundstrand Corporation was merged with a wholly-owned subsidiary of Parent, which was renamed Hamilton Sundstrand Corporation. Hamilton Sundstrand Corporation is a leader in the design and manufacture of proprietary, technology based components and subsystems for aerospace and industrial markets.

  Parent's principal executive offices are located at One Financial Plaza, Hartford, Connecticut 06101. The telephone number of Parent at such location is (860) 728-7000.

  Selected Financial Information. The following is selected consolidated historical financial information included in Parent's Quarterly Report on Form 10-Q for the nine months ended September 30, 1999 and in Parent's Annual Report on Form 10-K for the year ended December 31, 1998 as restated by its Current Report on Form 8-K filed on June 11, 1999 to reflect UT Automotive as a discontinued operation. More comprehensive financial and other information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and in other reports and documents filed by Parent with the SEC. The financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the SEC and the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth under "Available Information".

                        UNITED TECHNOLOGIES CORPORATION

                         SELECTED FINANCIAL INFORMATION
                      (In millions, except per share data)

                                                              Nine months ended
                                 Years ended December 31,       September 30,
                               ----------------------------- -------------------
                                 1998      1997      1996      1999      1998
                               --------- --------- --------- --------- ---------
                                                                 (unaudited)
Statement of Operations Data:
Revenues.....................  US$22,809 US$21,288 US$19,872 US$17,610 US$16,822
Research and development.....      1,168     1,069     1,014       886       844
Income from continuing
 operations before interest,
 taxes and minority
 interests...................      2,007     1,762     1,530     1,363     1,529
Interest expense.............        197       188       213       175       140
Income taxes.................        568       514       430       334       436
Income from:
   Continuing Operations.....      1,157       962       788       785       888
   Discontinued Operation....         98       110       118        40        80
   Gain on Sale of
    Discontinued Operation...        --        --        --        650       --
                               --------- --------- --------- --------- ---------
Net income...................      1,255     1,072       906     1,475       968
Earnings per share of Common
 Stock
  Basic
   Continuing Operations.....       2.47      1.98      1.57      1.64      1.89
   Discontinued Operation....       0.21      0.24      0.24       .09       .18
   Gain on Sale of
    Discontinued Operation...        --        --        --       1.40       --
                               --------- --------- --------- --------- ---------
   Net earnings..............       2.68      2.22      1.81      3.13      2.07
  Diluted
   Continuing Operations.....       2.33      1.89      1.51      1.55      1.78
   Discontinued Operation....       0.20      0.21      0.23       .08       .16
   Gain on Sale of
    Discontinued Operation...        --        --        --       1.29       --
                               --------- --------- --------- --------- ---------
   Net earnings..............       2.53      2.10      1.74      2.92      1.94
Average number of shares
 outstanding:
  Basic......................        456       469       483       463       457
  Diluted....................        495       507       517       504       496

                                           At December 31,             At
                                    ----------------------------- September 30,
                                      1998      1997      1996        1999
                                    --------- --------- --------- -------------
                                                                   (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents           US$   550 US$   655 US$   998   US$ 1,115
Working capital (excluding net
 investment in discontinued
 operations through 1998)..........     1,359     1,712     2,168       2,175
Total assets.......................    17,768    15,697    15,566      23,080
Long term debt (including current
 maturities).......................     1,669     1,389     1,506       3,111
Total debt.........................     2,173     1,567     1,709       3,522
Shareowners' equity................     4,378     4,073     4,306       7,102

                             THE MERGER AGREEMENT

  The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Annex I and is incorporated herein by reference. Capitalized terms used but not defined in this summary of the Merger Agreement have the meanings given to such terms in the Merger Agreement.

  The Offer. The Merger Agreement provided for the commencement of the Offer and Purchaser commenced the Offer on October 21, 1999. The Offer expired at 5:00 p.m., New York City time, on Friday, December 3, 1999. At such time, Purchaser accepted for payment approximately 18.9 million Shares validly tendered and not withdrawn. This amount represents approximately 87.6 percent of the outstanding Shares.

  Directors. Pursuant to the Merger Agreement, after Purchaser has accepted Shares for payment pursuant to the Offer or otherwise, which represent at least a majority of the outstanding Shares, Purchaser has the right to have persons designated by it become directors of the Company so that the total number of such persons equals the number, rounded up to the next whole number, which is the product of the total number of directors on the Board and the percentage that such number of Shares so purchased bears to the total number of Shares then outstanding. The Merger Agreement provides that the Company will promptly take all actions necessary to cause such Purchaser designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors. Following the election or appointment of Purchaser designees and prior to the Effective Time, if any of the directors of the Company then in office was a director of the Company on the date of the Merger Agreement (the "Continuing Director"), any amendment of the Merger Agreement which requires action by the Board, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under the Merger Agreement and any waiver of compliance with any of the provisions of the Merger Agreement for the benefit of the Company, will require the concurrence of a majority of the Continuing Directors.

  In accordance with the foregoing, following the consummation of the Offer, Joseph R. O'Gorman, John W. Sandford, Molly F. Cade, Terrell L. Ruhlman, William T. Gross and Conrad G. Goodkind resigned as directors of the Company and Chester P. Beach, Robert H. Harvey, Robert F. Leduc, Jothi Purushotaman and Robert B. Weiner, each an officer of Parent--Pratt & Whitney Division, were appointed to the Board to fill the resulting vacancies. Richard A. Lund remains a director of the Company, and is the sole Continuing Director.

  The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof and in accordance with the applicable provisions of the WBCL, at the Effective Time, Purchaser will be merged with and into the Company, the separate corporate existence of Purchaser will thereupon cease and the Company will continue as the Surviving Corporation. The Merger will be effected by the filing at the time of Closing of appropriate articles of merger relating to the Merger with the Department of Financial Institutions of the State of Wisconsin.

  The Company agreed pursuant to the Merger Agreement, to (i) convene and hold the Special Meeting for the purpose of adopting the plan of merger contained in the Merger Agreement; (ii) prepare and file with the SEC a preliminary proxy statement relating to the Merger Agreement, and use its reasonable best efforts (A) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined below) and, after consultation with Parent, to respond as soon as practicable to any comments made by the SEC with respect to the preliminary proxy statement and to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its shareholders and (B) to obtain the necessary approvals of the Merger and adoption of the Merger Agreement by its shareholders; and (iii) include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the adoption of the plan of merger set forth in the Merger Agreement.

  In accordance with the foregoing, the Company filed this Information Statement with the SEC, caused it to be mailed to Company shareholders giving notice of the Special Meeting for the purpose of adopting the plan of merger, and included in this Information Statement a recommendation of the Board that shareholders of the Company vote in favor of the adoption of the plan of merger.

  Vote Required to Approve the Merger. In the Merger Agreement each of Parent and Purchaser agreed that it will vote all of the Shares acquired by it or any of their affiliates in favor of the Merger. Consequently, since Purchaser owns approximately 68 percent of the aggregate voting power of the issued and outstanding Shares (after giving effect to the limitation of voting rights for certain large shareholders such as Purchaser in Section 180.1150 of the WBCL), approval of the Merger Agreement will be assured without the affirmative vote of any other shareholder of the Company.

  Charter, Bylaws, Directors and Officers. The Merger Agreement provides that the Articles of Incorporation and By-Laws of Purchaser in effect at the time of the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation until amended, subject to the provisions of the Merger Agreement which provide that all rights to indemnification now existing in favor of directors and officers of the Company and its Subsidiaries as provided in their respective charters or by-laws shall survive the Merger and continue in effect for not less than six years thereafter.

  Conversion of Shares. The Merger Agreement provides that, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Purchaser or any Subsidiary of Parent, Purchaser or the Company or held in the treasury of the Company, all of which shall be canceled without consideration being exchanged therefor, and other than Shares held by shareholders who exercise dissenters' rights under the WBCL) will be converted into the Merger Consideration, promptly upon surrender of the certificate formerly representing such Shares.

  At the Effective Time, each share of common stock, $0.01 par value, of Purchaser issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

  Pursuant to the Merger Agreement, prior to the consummation of the Offer, the Company was required to take under the terms of the Merger Agreement, and prior to the consummation of the Offer the Company took, all actions necessary or desirable to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options (the "Existing Stock Options") granted under any stock option, employment or similar plan or arrangement of the Company or under any such similar plan or agreement which benefits any person providing services to the Company or any subsidiary (the "Stock Option Plans"), without any payment therefor except as otherwise provided in the Merger Agreement, and the termination of all such Stock Option Plans. At the Effective Time (or such earlier time as Purchaser shall designate) each holder of an Existing Stock Option, whether or not then exercised or vested, will be entitled, in settlement therefor, to an amount in cash (subject to any applicable withholding taxes or as may apply to payments made in connection with the performance of services) equal to the product of (i) the excess of the Merger Consideration over the per share exercise or purchase price of such Existing Stock Option and (ii) the number of Shares subject to such Existing Stock Option (the "Option Consideration"). Notwithstanding the foregoing, the Merger Agreement provides that no holder of an Existing Stock Option will be entitled to any payment with respect to any such Existing Stock Option under the Merger Agreement or otherwise unless he or she delivers to Purchaser a consent to the cancellation of such Existing Stock Option in a form to be prescribed by Purchaser.

  Pursuant to the Merger Agreement, the Company was required to take all actions necessary and appropriate to provide that, upon the Effective Time, each then outstanding restricted stock award in respect of Shares and any other stock based award (the "Stock Award") which is subject to any vesting requirement and which was issued pursuant to a Stock Option Plan or any other plan or arrangement shall, whether or not then exercisable or vested, become 100 percent vested. At the Effective Time, a holder of Shares underlying such Stock Award shall be entitled to receive the Merger Consideration (subject to any applicable withholding tax or as may apply to payments in connection with the performance of services), upon the surrender of the certificate representing such Shares. Notwithstanding the foregoing, the Merger Agreement provides that no holder of a Stock Award will be entitled to any payment with respect to any such Stock Award under the Merger Agreement or otherwise unless he or she delivers to Purchaser a consent to the cancellation of such Stock Award in a form to be prescribed by Purchaser.

  Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other matters, its organization and qualification, capitalization, authority, consents and approvals, public filings, financial statements, absence of any material adverse effect on the Company, information to be included in the Offer Documents and the Proxy Statement, brokers, employee benefit plans, litigation, tax matters, compliance with law, environmental matters, intellectual property, real property, year 2000, material contracts, related party transactions, inapplicability of state take-over statutes, the Rights Agreement (as defined herein) and the vote required by the Company shareholders to approve the Merger. Each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other matters, its organization, qualifications, authority, information to be included in the Offer Documents and the Proxy Statement, consents and approvals and operations of Purchaser.

  Solicitation. The Merger Agreement requires the Company, its Subsidiaries and its and their respective officers, directors, employees, representatives, agents or affiliates not to, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries, or otherwise take any other action to assist or facilitate, any Person or group concerning any offer or proposal, or any indication of interest in making an offer or proposal which is structured to permit such Person or group to acquire beneficial ownership of any material portion of the assets of, or at least 5 percent of the equity interest in, or businesses of, the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Offer and the Merger ("Acquisition Proposal"). Notwithstanding the foregoing and subject to the Company notifying Parent and Purchaser to that effect and to the prior execution by such Person or group of a confidentiality agreement substantially in the form of the Confidentiality Agreement, the Company may furnish information to or enter into discussions or negotiations with any Person or entity that makes an unsolicited bona fide Acquisition Proposal which the Board has reasonably determined in good faith, after consulting with and receiving the advice of its independent financial advisors to such effect, that the Person or entity making such inquiry ("Potential Acquiror") has the financial wherewithal to consummate such Acquisition Proposal without having to obtain new financing, and after receiving the advice of its independent financial advisors to such effect, that such Acquisition Proposal would involve consideration that is superior to the consideration under the Offer and the Merger and after consulting with and receiving the advice of its outside counsel and independent financial advisors to such effect, that such Acquisition Proposal is reasonably likely to be consummated without undue delay ("Superior Proposal"), if, and only to the extent that, the Board, after consultation with outside legal counsel to the Company, determines in good faith that failure to do so would result in a breach of the fiduciary duty of the Board to the shareholders of the Company under applicable law. The Merger Agreement also requires the Company to promptly (and in any event within 48 hours) notify Parent and Purchaser, orally and in writing, if any such information is requested or any such negotiations or discussions are sought to be initiated and to promptly communicate to Parent and Purchaser the identity of the Potential Acquiror. If the Company (or any of its Subsidiaries or its or their respective officers, directors, employees, representatives, agents or affiliates) participates in discussions or negotiations with, or provides information to, a Potential Acquiror, the Company is obligated to keep Parent advised on a current basis of any developments with respect thereto.

  The Merger Agreement required the Company and its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and affiliates to, as of the date of the Merger Agreement, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any

Persons other than Parent, Purchaser or any of their respective affiliates or associates conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal.

  The Merger Agreement provides that unless and until the Merger Agreement has been terminated, the Company shall not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, release any third party from any confidentiality or standstill agreement to which the Company is a party or fail to enforce to the fullest extent possible any such agreement, redeem the Rights or amend, or take any other action with respect to, the Rights Agreement to facilitate any Acquisition Proposal or enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Acquisition Proposal. Any withdrawal or modification by the Company of the approval or recommendation of the Merger shall not have any effect on the approvals of the Company for the purpose of causing take-over laws and the Rights Agreement to be inapplicable to the Merger Agreement or the Shareholder Option Agreement.

  Access to Information. The Merger Agreement provides that from and after the date of the Merger Agreement, the Company will, and will cause its Subsidiaries to, give Parent and Purchaser and their representatives full access, during normal business hours, to the offices and other facilities and to the books and records of the Company and its Subsidiaries, subject to applicable confidentiality requirements.

  Efforts. Subject to the terms and conditions provided in the Merger Agreement, each of the Company, Parent and Purchaser agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective in the most expeditious manner practicable the transactions contemplated by the Merger Agreement.

  Nothing in the Merger Agreement shall obligate Parent, Purchaser or any of their respective Subsidiaries or affiliates to agree (a) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a material portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its Subsidiaries or (b) to limit in any material manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries.

  Indemnification; Directors' and Officers' Insurance. Pursuant to the Merger Agreement, Parent and Purchaser have agreed that all rights to indemnification existing in favor of the present or former directors, officers and employees of the Company or any of its Subsidiaries as provided in the Company's Articles of Incorporation or Bylaws, or the articles of organization, bylaws or similar documents of any of the Company's Subsidiaries as in effect at the date of the Merger Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters, and Parent agreed to cause the Surviving Corporation to comply fully with these obligations. The Merger Agreement further provides that the Surviving Corporation will cause to be maintained in effect for a period of six years after the Effective Time, in respect of acts or omissions occurring prior to the Effective Time (but only in respect thereof), policies of directors' and officers' liability insurance covering the persons covered by the Company's existing directors' and officers' liability insurance policies at the date of the Merger Agreement and providing substantially similar coverage to such existing policies; provided, that the Surviving Corporation will not be required in order to maintain such directors' and officers' liability insurance policies to pay an annual premium in excess of 200 percent of the aggregate annual amounts paid by the Company at the date of the Merger Agreement to maintain the existing policies; and provided further that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of 200 percent of such amount, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 200 percent of such amount.

  Employee Benefit Arrangements. The Merger Agreement provides that, prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries to the extent disclosed in connection with the Merger Agreement. The Merger Agreement also provides that the Company shall take, or cause to be taken, all necessary action, as promptly as reasonably practicable, and the Company has so taken or caused to be taken, to amend any plan maintained by the Company or any of its Subsidiaries to eliminate, as of the date of the signing of the Merger Agreement, all provisions for the purchase of Shares directly from the Company or any of its Subsidiaries or securities of any Subsidiary. The Merger Agreement also requires that Parent and the Surviving Corporation cause service rendered by employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility purposes under employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding plans of the Company and its Subsidiaries for those purposes. In addition, the Merger Agreement provides that employees of the Company and its Subsidiaries will not be subject to any preexisting condition limitation under any health plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding plan of the Company or its Subsidiaries and to give such employees credit under such plans for co-payments and deductibles satisfied prior to the Effective Time.

  Take-over Laws. The Merger Agreement provides that the Company will, upon the request of Parent or Purchaser, take any reasonable steps to exclude the applicability of, or to assist in any challenge by Parent or Purchaser to the validity, or applicability to the Merger or any other transaction contemplated by the Merger Agreement, or the Shareholder Option Agreement of, any Take-over laws.

  In accordance with the foregoing, the Company has taken steps to exclude the applicability of any Take-over laws to the Merger or any other transaction contemplated by the Merger Agreement, or the Shareholder Option Agreement.

  Notification of Certain Matters. Parent and the Company have agreed to promptly notify each other of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which is likely (i) to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time or (ii) to result in any material failure of such party, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, however, that such notification will not affect the remedies available under the Merger Agreement to the parties receiving such notification.

  Subsequent Filings. In the Merger Agreement the Company agreed that until the Effective Time it will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly deliver to Parent and Purchaser copies of each such report filed with the SEC. The Company further agreed that as of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and that the audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with generally accepted accounting principles in the United States and shall fairly present the financial position of the Company and its consolidated Subsidiaries as at the dates thereof.

  Public Announcements. The Merger Agreement provides that the Company, on the one hand, and Parent and Purchaser, on the other hand, will consult with each other prior to issuing any press release or otherwise making any public statements with respect to the Merger or the Merger Agreement and will not issue any such press release or make any such public statement prior to such consultation, unless required by applicable law or stock exchange regulations.

  Conditions to the Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction or waiver, where permissible, before the Effective Time of the following conditions: (i) the plan of merger contained in the Merger Agreement shall have been adopted by the affirmative vote of the shareholders of the Company required by applicable law, (ii) all necessary waiting periods under the HSR Act applicable to the Merger and any non-United States competition or antitrust laws which Purchaser determines, in its reasonable discretion, are applicable to the Merger Agreement and the transactions contemplated thereby shall have expired or been terminated, (iii) the consummation of the Merger is not prohibited, restricted or made illegal by any statute, rule, regulation, executive order, judgment, decree or injunction of a court or any Governmental Entity (provided that each party agreed to use all commercially reasonable efforts to have such prohibition lifted) and (iv) Purchaser shall have accepted for purchase and paid for Shares tendered pursuant to the Offer.

  Conditions (ii) and (iv) above have been satisfied. On November 2, 1999, the waiting period requirements under the HSR Act were satisfied, and on December 6, 1999 the Purchaser paid for and thereby acquired the Shares tendered pursuant to the Offer.

  Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company (with any termination by Parent also being an effective termination by Purchaser):

    (a) by the mutual written consent of the Company and Parent; or

    (b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement or the Shareholder Option Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

  Effect of Termination. In the event that the Merger Agreement is terminated in accordance with its terms and the Merger is abandoned, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions (among certain others) relating to the payment of certain fees and expenses, including the Termination Fee (as defined below), which shall survive any such termination; provided that no party would be relieved from liability for any breach of the Merger Agreement.

  Fees and Expenses. Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses. In the event that the Merger Agreement is terminated pursuant to paragraph (b) under "Termination" above and either (i) prior to such termination an Acquisition Proposal shall have been made or publicly announced or (ii) within 12 months thereafter an Acquisition Proposal shall have been consummated, then the Company will reimburse Parent for the out-of-pocket fees and expenses of Parent and Purchaser (including printing fees, filing fees and fees and expenses of its legal and financial advisors) related to the Offer, the Merger Agreement, the transactions contemplated thereby and any related financing up to a maximum of $750,000 (collectively "Expenses") and pay Parent a termination fee of $4 million (the "Termination Fee") in immediately available funds by wire transfer to an account designated by Parent. If such amounts become payable pursuant to clause (i) they will be payable simultaneously with such termination (in the case of a termination by the Company) or within one business day thereafter (in the case of a termination by Parent). If such amounts become payable pursuant to clause (ii) they shall be payable simultaneously with completion of such Acquisition Proposal. The prevailing party in any legal action undertaken to enforce the provisions of the Merger Agreement will be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

  Amendment. To the extent permitted by applicable law, the Merger Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and Purchaser, subject in the case of the Company to the approval of the Continuing Directors as described under "Directors" above, at any time before or after adoption of the Merger Agreement by the shareholders of the Company but, after any such shareholder approval, no amendment may be made which decreases the Merger Consideration or which adversely affects the rights of the Company's shareholders hereunder without the approval of the shareholders of the Company. Any amendment to the Merger Agreement must be in writing.

  Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, by action taken by or on behalf of their respective Boards of Directors subject in the case of the Company to the approval of the Continuing Directors as described under "Directors" above, (i) extend the time for the performance of any of the obligations or other acts of any other party to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained therein of any other party thereto or in any document, certificate or writing delivered pursuant to the Merger Agreement by any other party thereto, or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to such extension or waiver must be in writing and signed by such party.

                       THE SHAREHOLDER OPTION AGREEMENT

  The following is a summary of certain provisions of the Shareholder Option Agreement, dated as of October 21, 1999, by and between Purchaser and each of the directors of the Company (the "Shareholder Option Agreement"). This summary is not a complete description of the terms and conditions of the Shareholder Option Agreement and is qualified in its entirety by reference to the full text of the Shareholder Option Agreement, which is incorporated herein by reference to, and a copy of which has been filed with the SEC as an exhibit to the Schedule 14D-9.

  In order to induce Parent and Purchaser to enter into the Merger Agreement, and concurrent therewith, pursuant to the Shareholder Option Agreement, each of the directors of the Company (each a "Shareholder" and collectively the "Shareholders"), who owned in the aggregate approximately 26.5 percent of the outstanding Shares on a fully diluted basis, agreed to validly tender in the Offer and not withdraw all Shares beneficially owned by such Shareholders on the date of the Shareholder Option Agreement or subsequently acquired by such Shareholder. Pursuant to the terms and subject to the conditions of the Shareholder Option Agreement, each Shareholder validly tendered in the Offer and did not withdraw all Shares then beneficially owned by him and any additional Shares with respect to which such Shareholder had acquired beneficial ownership.

  Each Shareholder has granted Purchaser an irrevocable option to purchase all Shares owned by such Shareholder (the "Option Shares") at $5.05 per Share, exercisable at any time in whole or in part after (i) the occurrence of any event as a result of which the Parent is entitled to receive a Termination Fee under the Merger Agreement or (ii) such Shareholder shall have breached certain specified agreements contained in the Shareholder Option Agreement. Each such option shall be exercisable until the date that is 90 days after the date such option became exercisable. In the event that any person (other than Purchaser or any of its affiliates or any Shareholder or any of its affiliates) acquires a majority of the outstanding Shares, prior to the termination of the Shareholder Option Agreement, in a tender offer or exchange offer by such person to acquire, or a merger involving the acquisition of, all outstanding Shares at a consideration per Share in excess of $5.05, the exercise price for the Option Shares shall be increased by 50 percent of the amount of such excess. If an Option has been exercised and Option Shares acquired from a Shareholder by Purchaser prior to such an acquisition, Purchaser shall, within ten days following such date, pay to such Shareholder an amount in cash equal to the amount of such excess multiplied by the number of such Option Shares. If the consideration in such tender or exchange offer or merger includes securities, such securities shall be deemed to have a value equal to the amount that would actually have been received in an orderly sale of such securities commencing on the first business day following actual receipt of such securities, in the written opinion of an investment banking firm of national reputation selected by Purchaser and reasonably satisfactory to the Shareholder.

  Each Shareholder has agreed that at any meeting of the shareholders of the Company or in connection with any written consent of the shareholders of the Company, such Shareholder will vote (or cause to be voted) all

Shares held of record or owned by such Shareholder (i) in favor of the Merger and the Merger Agreement and the Shareholder Option Agreement and (ii) against any Acquisition Proposal and against any action or agreement that would impede or frustrate the Shareholder Option Agreement or result in a breach in any respect of any obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Merger not being fulfilled, see "The Merger Agreement--Conditions to the Consummation of the Merger". Each Shareholder irrevocably granted to and appointed Purchaser as such Shareholder's proxy and attorney-in-fact to vote the Shares owned by such Shareholder, or grant a consent or approval in respect of such Shares, in the manner specified above.

  Each Shareholder has agreed that, except as provided by the Merger Agreement and the Shareholder Option Agreement, such Shareholder will not (i) offer to transfer, transfer or consent to any transfer, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer, (iii) grant any proxy, power-of-attorney or other authorization or (iv) deposit into a voting trust or enter into a voting agreement or arrangement, each with respect to any or all Shares beneficially owned by such Shareholder.

  Pursuant to the Shareholder Option Agreement, each Shareholder agreed that such Shareholder shall not encourage, solicit, initiate or participate in any way in any discussion or negotiation with, or provide information or otherwise take any action to assist or facilitate, any person concerning any Acquisition Proposal. Each Shareholder has agreed to cease any such existing activities and to immediately communicate to Purchaser the terms of any Acquisition Proposal.

  Each Shareholder has waived any rights of appraisal or rights to dissent from the Merger.

  The Shareholder Option Agreement with respect to each Shareholder shall terminate upon the earliest of (i) the Effective Time of the Merger, (ii) April 30, 2000 or, if the Option is exercisable at April 30, 2000, such later date as the Option shall no longer be exercisable, and (iii) termination of the Merger Agreement, unless either (A) Parent is or may be entitled to receive a Termination Fee under the Merger Agreement following such termination or (B) prior to such termination such Shareholder has breached certain specified agreements contained in the Shareholder Option Agreement.

                          SOURCE AND AMOUNT OF FUNDS

  Parent and Purchaser estimate that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $117,338,000. Of such amount, approximately $95.6 million was used to purchase Shares tendered pursuant to the Offer. Purchaser will obtain the remaining necessary funds from Parent by means of capital contributions. Parent has and will obtain such funds for such capital contributions from available cash on hand at the Effective Time.

           PRINCIPAL SHAREHOLDERS AND SHARE OWNERSHIP OF MANAGEMENT

  The following table sets forth certain information as of the Record Date with respect to the beneficial ownership of Shares by (a) all persons or entities known to the Company to be the beneficial owner of five percent or more of the Shares; (b) each executive officer of the Company named in the Summary Compensation Table set forth in the Company's Proxy Statement, dated March 31, 1999, relating to its 1999 Annual Meeting of Shareholders held on May 4, 1999; (c) each of the current directors of the Company; and (d) all executive officers and directors of the Company as a group. Unless otherwise noted, each person has sole investment and voting power with respect to the shares indicated (subject to applicable marital property laws). According to information available to the Company as of the Record Date, all current executive officers of the Company and all directors of the Company prior to the consummation of the Offer tendered all of their Shares, if any (other than any Shares issuable upon the exercise of existing Stock Options and Stock Awards, which Shares they are deemed to beneficially own), pursuant to the Offer.

                                                  Number of Shares and Percent
                                                  Nature of Beneficial    of
                       Name                            Ownership       Class(1)
                       ----                       -------------------- --------
FIVE PERCENT SHAREHOLDERS
  Parent and Purchaser(2)........................      18,930,035        82.3%

DIRECTORS(3) AND EXECUTIVE OFFICERS(4)
  Chester P. Beach...............................               0
  Robert H. Harvey...............................               0
  Robert F. Leduc................................               0
  Richard A. Lund................................         287,000        1.25%
  Jothi Purushotaman.............................               0
  Robert B. Weiner...............................               0
  Richard R. Barnhart............................               0
  Richard A. Joseph..............................          17,000           *
  John W. Sandford...............................         150,000           *
  Randolph W. Siuda..............................               0
  Edward B. Stephens.............................         127,000           *
  Stephen B. Swigert.............................               0
                                                       ----------
  All directors and executive officers as a group
   (12 persons)..................................         581,000        2.53%
                                                       ==========

--------
 * Less than 1.0 percent
(1) Calculated by reference to the number of Shares on a fully diluted basis.
(2) Because Parent owns all of the capital stock of Purchaser, Parent may be deemed to beneficially own the Shares beneficially owned by Purchaser. The business address of each of Parent and Purchaser is at One Financial Plaza, Hartford, Connecticut 06101.
(3) In accordance with the terms of the Merger Agreement, on December 6, 1999, following the consummation of the Offer, Joseph R. O'Gorman, John W. Sandford, Molly F. Cade, Terrell L. Ruhlman, William T. Gross and Conrad
    G. Goodkind resigned as directors of the Company and Chester P. Beach, Robert H. Harvey, Robert F. Leduc, Jothi Purushotaman and Robert B. Weiner, each an officer of Parent--Pratt & Whitney Division, were appointed to the Board to fill the resulting vacancies. Richard A. Lund remained a director of the Company. For information regarding the newly-appointed directors, see Annex III. The directors that resigned on December 6, 1999 are deemed to beneficially own the following Shares which may be acquired by options currently exercisable or exercisable within 60 days of the Record Date: 50,000 as to Ms. Cade and Messrs. Goodkind, Gross and O'Gorman; and 150,000 as to Mr. Sandford.
(4) On December 6, 1999, Richard R. Barnhart, Randolph W. Siuda and Stephen B. Swigert, each an officer or employee of Parent--Pratt & Whitney Division, were appointed President, Chief Financial Officer and Treasurer and Secretary, respectively, of the Company, and Richard A. Lund, John W. Sandford and Edward B. Stephens were replaced as officers of the Company.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. The Tender Offer Statement and Schedule 14D-1, as amended, filed by Parent and Purchaser in connection with the Offer and the Schedule 14D-9 filed by the Company in connection with the Offer, as well as such reports, proxy statements and other information filed by the Company, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information concerning the Company can be inspected at the offices of the Nasdaq National Market, 1735 K Street, NW, Washington, D.C. 20006.

  In addition, the Commission maintains a Web site that includes reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents filed by the Company (under File No. 0-12808) with the SEC Commission pursuant to the Exchange Act are incorporated herein by reference:

  1. The Company's Annual Report on Form 10-K for the years ended December 31, 1997 and December 31, 1998, as amended.

  2. The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997 and 1998, March 31, 1999, June 30, 1999 and September 30, 1999.

  3. The Company's Current Reports on Form 8-K dated December 6, 1999.

  All other documents and reports filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement and prior to the date of the Special Meeting shall be deemed to be incorporated herein by reference in this Information Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

  This Information Statement incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available, without charge, to any person, including any beneficial owner, to whom this Information Statement is delivered, upon the written or oral request of such person. Requests should be directed to Cade Industries, Inc., 2365 Woodlake Drive, Suite 120, Okemos, Michigan 48864,
Attention: Sheryl A. Mull, telephone number (517) 347-1333.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                        UNITED TECHNOLOGIES CORPORATION,

                               SPHERE CORPORATION

                                      and

                             CADE INDUSTRIES, INC.

                          Dated as of October 21, 1999

                               TABLE OF CONTENTS

                                   ARTICLE I
                                   The Offer

Section 1.01 The Offer......................................................   1
Section 1.02 Company Actions................................................   2
Section 1.03 Shareholder Lists..............................................   3
Section 1.04 Directors......................................................   3

                                   ARTICLE II
                                   The Merger

Section 2.01 The Merger.....................................................   4
Section 2.02 Consummation of the Merger.....................................   4
Section 2.03 Effects of the Merger..........................................   4
Section 2.04 Articles of Incorporation and Bylaws...........................   4
Section 2.05 Directors and Officers.........................................   4
Section 2.06 Conversion of Shares...........................................   4
Section 2.07 Conversion of Common Stock of Purchaser........................   4
Section 2.08 Shareholders' Meeting..........................................   4
Section 2.09 Merger Without Meeting of Shareholder..........................   5
Section 2.10 Withholding Taxes..............................................   5

                                  ARTICLE III
                 Dissenting Shares; Payment for Shares; Options

Section 3.01 Dissenting Shares..............................................   5
Section 3.02 Payment for Shares.............................................   5
Section 3.03 Closing of the Company's Transfer Books........................   6
Section 3.04 Existing Stock Options.........................................   6
Section 3.05 Other Equity Based Awards......................................   7

                                   ARTICLE IV
                 Representations and Warranties of the Company

Section 4.01 Organization and Qualification.................................   7
Section 4.02 Capitalization.................................................   7
Section 4.03 Authority for this Agreement...................................   8
Section 4.07 Consents and Approvals; No Violation...........................   9
Section 4.05 Reports; Financial Statements..................................   9
Section 4.04 Absence of Certain Changes.....................................  10
Section 4.07 Schedule 14D-9; Offer Documents and Proxy Statement............  10
Section 4.08 Brokers........................................................  11
Section 4.09 Employee Benefit Matters.......................................  11
Section 4.10 Litigation, etc................................................  13
Section 4.11 Tax Matters....................................................  14
Section 4.12 Compliance with Law; No Default................................  14

Section 4.13 Environmental Matters.........................................  15
Section 4.14 Intellectual Property.........................................  16
Section 4.15 Real Property.................................................  16
Section 4.16 Year 2000.....................................................  17
Section 4.17 Material Contracts............................................  17
Section 4.18 Related Party Transactions....................................  17
Section 4.19 State Takeover Statutes Inapplicable..........................  17
Section 4.20 Rights Agreement..............................................  18
Section 4.21 Required Vote of Company Shareholders.........................  18

                                   ARTICLE V
             Representations and Warranties of Parent and Purchaser

Section 5.01 Organization and Qualification................................  18
Section 5.02 Authority for this Agreement..................................  18
Section 5.03 Offer Documents; Proxy Statement..............................  19
Section 5.04 Consents and Approvals; No Violation..........................  19
Section 5.05 Operations of Purchaser.......................................  19
Section 5.06 Brokers.......................................................  19

                                   ARTICLE VI
                                   Covenants

Section 6.01 Conduct of Business of the Company............................  19
Section 6.02 No Solicitation...............................................  21
Section 6.03 Access to Information.........................................  22
Section 6.04 Reasonable Best Efforts.......................................  23
Section 6.05 Indemnification and Insurance.................................  23
Section 6.06 Employee Matters..............................................  24
Section 6.07 Takeover Laws.................................................  24
Section 6.08 Proxy Statement...............................................  24
Section 6.09 Notification of Certain Matters...............................  25
Section 6.10 Subsequent Filings............................................  25
Section 6.11 Press Releases................................................  25

                                  ARTICLE VII
                    Conditions to Consummation of the Merger

Section 7.01 Conditions to Each Party's Obligation to Effect the Merger....  25

                                  ARTICLE VIII
                         Termination; Amendment; Waiver

Section 8.01 Termination...................................................  26
Section 8.02 Effect of Termination.........................................  27
Section 8.03 Fees and Expenses.............................................  27
Section 8.04 Amendment.....................................................  27
Section 8.05 Extension; Waiver; Remedies...................................  27

                                   ARTICLE IX
                                 Miscellaneous

Section 9.01 Survival of Representations and Warranties.....................  28
Section 9.02 Entire Agreement; Assignment...................................  28
Section 9.03 Jurisdiction...................................................  28
Section 9.04 Validity.......................................................  28
Section 9.05 Notices........................................................  29
Section 9.06 Governing Law..................................................  29
Section 9.07 Descriptive Headings...........................................  29
Section 9.08 Parties in Interest............................................  29
Section 9.09 Counterparts...................................................  29
Section 9.10 Certain Definitions............................................  30
EXHIBIT A................................................................... A-1

                           Glossary of Defined Terms

                                              Defined in
       Defined Terms                          Section
       -------------                          ----------
       Acquisition Proposal                   Section 6.02(f)
       Agreement                              Opening Paragraph
       Authorizations                         Section 4.13(a)(ii)
       Baird                                  Section 1.02
       Certificates                           Section 3.02(b)
       Closing                                Section 2.02
       Code                                   Section 2.10
       Common Stock                           Section 1.01(a)
       Company Permits                        Section 4.12(a)
       Company SEC Reports                    Section 4.05(a)
       Company Securities                     Section 4.02(a)
       Company                                Opening Paragraph
       Company Benefits Plans                 Section 4.09(f)
       Confidentiality Agreement              Section 1.02(a)
       Continuing Directors                   Section 1.04(b)
       Copyrights                             Section 4.14(d)(ii)
       Disclosure Letter                      Article IV
       Dissenting Shares                      Section 3.01
       Effective Time                         Section 2.02
       Environmental Disclosure Requirements  Section 4.13(h)
       Environmental Law                      Section 4.13(e)
       ERISA                                  Section 4.09(f)
       Exchange Act                           Section 1.01(a)
       Existing Stock Option                  Section 3.04
       Expenses                               Section 8.03(b)
       Expiration Date                        Exhibit A
       FAA                                    Section 4.12(b)
       Governmental Entity                    Section 4.04
       Hazardous Substance                    Section 4.13(f)
       HSR Act                                Section 4.04
       Legal Requirements                     Section 4.04
       Material Adverse Effect                Section 9.10
       Material Contract                      Section 4.17
       Merger Agreement                       Exhibit A
       Merger Consideration                   Section 2.06
       Merger                                 Section 2.01
       Offer                                  Section 1.01(a)
       Offer Conditions                       Section 1.01(a)
       Offer Documents                        Section 1.01(b)
       Offer Price                            Section 1.01(a)
       Option Consideration                   Section 3.04
       Option                                 Recitals
       Parent                                 Opening Paragraph
       Paying Agent                           Section 3.02(a)
       Payment Fund                           Section 3.02(a)
       Person                                 Section 9.10
       Plan                                   Section 4.09(f)
       Potential Acquiror                     Section 6.02(b)
       Preferred Stock                        Section 4.02(a)

                                     Defined in
       Defined Terms                 Section
       -------------                 ----------
       Preliminary Proxy Statement   Section 6.08
       Proceeding                    Section 4.10
       Proprietary Rights            Section 4.14
       Proxy Statement               Section 4.07(b)
       Purchaser                     Opening Paragraph
       Real Property Leases          Section 4.15(b)
       Release                       Section 4.13(g)
       Rights                        Section 1.01(a)
       Rights Agreement              Section 1.01(a)
       Schedule 14D-1                Section 1.01(b)
       Schedule 14D-9                Section 1.02(b)
       SEC                           Section 1.01(a)
       Shares                        Section 1.01(a)
       Shareholder Option Agreement  Recitals
       Special Meeting               Section 2.08
       Stock Awards                  Section 3.05
       Stock Option Plans            Section 3.04
       Subsidiary                    Section 9.10
       Subsidiary Securities         Section 4.02(b)
       Superior Proposal             Section 6.02(f)
       Surviving Corporation         Section 2.01
       Takeover Laws                 Section 1.02(a)
       Tax                           Section 4.11(b)
       Tax Returns                   Section 4.11(b)
       Termination Fee               Section 8.03(b)
       Year 2000 Compliant           Section 4.16
       WBCL                          Recitals

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 21, 1999, among United Technologies Corporation, a Delaware corporation ("Parent"), Sphere Corporation, a Wisconsin corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Cade Industries, Inc., a Wisconsin corporation (the "Company").

                                   RECITALS

  WHEREAS, the Boards of Directors of Purchaser and the Company have each determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 2.01), are advisable and fair to, and in the best interests of, their respective shareholders;

  WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions approving the acquisition of the Company by Parent, this Agreement and the transactions contemplated hereby and the Shareholder Option Agreement (as defined below), and has agreed to recommend that the Company's shareholders approve the plan of merger (as such term is used in Section
180.1101 of the Wisconsin Business Corporation Law (the "WBCL") contained in this Agreement and the transactions contemplated hereby and tender their Shares (as defined below) in the Offer (as defined below);

  WHEREAS, concurrently with the execution hereof and in order to induce Parent and Purchaser to enter into this Agreement, Purchaser is entering into a Shareholder Option Agreement dated as of the date hereof (the "Shareholder Option Agreement") with the shareholders of the Company named therein under which each such shareholder is, among other things, agreeing to tender all of such shareholder Shares in the Offer and granting Parent an irrevocable option (the "Option") to purchase all of such shareholder's Shares upon the terms and conditions specified therein; and

  WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

  NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   The Offer

  Section 1.01 The Offer.

  (a) (i) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and that none of the events set forth in clause
(iii) of Exhibit A hereto shall have occurred or be existing, Purchaser shall, and Parent shall cause Purchaser to, as promptly as practicable (but in no event later than five business days following the public announcement of the terms of this Agreement) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer to purchase all outstanding shares of common stock of the Company, par value $0.001 per share (the "Common Stock"), including the associated Common Stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of August 4, 1998 (the "Rights Agreement") between the Company and Firstar Bank Milwaukee, N.A. (formerly named Firstar Trust Company), as Rights Agent (the Common Stock and the Rights are hereinafter referred to as the "Shares"), at a price (such price, or any higher price as may be paid in the Offer, the "Offer Price") of $5.05 per Share, net to the seller in cash (the "Offer"). The obligation of Purchaser to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant thereto shall be subject to only those conditions set forth in Exhibit A hereto (the "Offer Conditions"), any of which may be waived by

Purchaser in its sole discretion. The initial expiration date of the Offer shall be the twenty first business day following the commencement of the Offer (determined in accordance with Rule 14d-1(e)(6) under the Exchange Act). Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the prior written consent of the Company, Purchaser shall not (A) decrease or change the form of the consideration payable in the Offer,
(B) decrease the number of Shares sought pursuant to the Offer, (C) impose additional conditions to the Offer, (D) change the conditions to the Offer or
(E) make any other change in the terms or conditions of the Offer which is materially adverse to the holders of Shares.

  (ii) Subject to the terms and conditions of this Agreement and to the satisfaction or waiver of the Offer Conditions as of any scheduled expiration of the Offer, Purchaser shall accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such expiration. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (A) extend the Offer if at any scheduled expiration of the Offer any of the Offer Conditions have not been satisfied or waived, (B) if less than 90% of the outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer, extend the Offer from time to time (but in no event beyond ten business days beyond the then scheduled expiration date of the Offer) for the shortest period of time reasonably determined by Parent as may be necessary to obtain the valid tender of 90% of the outstanding Shares and (C) extend the Offer for any period required by any regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company.

  (b) On the date of commencement of the Offer, Parent and Purchaser shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents"). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Purchaser agree to provide the Company with, and to consult with the Company regarding, any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof. Parent, Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by applicable law.

  Section 1.02 Company Actions. (a) The Company hereby consents to the Offer and represents and warrants that (i) the making of any offer and proposal and the taking of any other action by Parent or Purchaser in connection with this Agreement and the Shareholder Option Agreement and the transactions contemplated hereby and thereby have been consented to by the Board of Directors of the Company in accordance with the terms and provisions of the Confidentiality Agreement, dated September 22, 1999 between Parent and the Company (the "Confidentiality Agreement"), (ii) its Board of Directors (at a meeting or meetings duly called and held prior to the date hereof) has unanimously (A) determined that the Offer and the Merger (as hereinafter defined) are advisable and fair to and in the best interests of, the shareholders of the Company, (B) resolved to recommend acceptance of the Offer and approval and adoption of a plan of merger (as such term is used in Section
180.1101 of the WBCL) contained in this Agreement by the shareholders of the Company, (C) irrevocably taken, if and to the extent applicable, all necessary steps to render Sections 180.1130 to 180.1150 of the WBCL inapplicable to the Merger, the Shareholder Option Agreements and the acquisition of Shares pursuant to the Offer and the Option and (D) irrevocably resolved to elect, to the extent permitted by law, not to be subject to any "moratorium", "control share acquisition", "business combination", "fair price" or other form of anti-takeover laws and regulations (collectively, "Takeover Laws") of any jurisdiction that may purport to be applicable to this Agreement or the Shareholder Option Agreement and (iii) Robert W. Baird & Co. Incorporated ("Baird"), the Company's independent financial advisor, has advised the Company's Board of

Directors that, in its opinion, the consideration to be paid in the Offer and the Merger to the Company's shareholders is fair, from a financial point of view, to such shareholders.

  (b) Upon commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendations of its Board of Directors described in Section 1.02(a) and hereby consents to the inclusion of such recommendations in the Offer Documents and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the Company's shareholders. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The Company agrees to provide Parent and Purchaser with, and to consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof. Parent, Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agree to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by applicable law.

  Section 1.03 Shareholder Lists. In connection with the Offer, the Company shall promptly furnish Parent and Purchaser with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of the latest practicable date and shall furnish Parent and Purchaser with such information and assistance (including periodic updates of such information) as Parent or Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares.

  Section 1.04 Directors. (a) Promptly upon the purchase by Purchaser pursuant to the Offer or otherwise of such number of Shares as represents at least a majority of the outstanding Shares, and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser representation on the Board of Directors of the Company equal to the product of the number of directors on the Board of Directors of the Company and the percentage that such number of Shares so purchased bears to the number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly increase the size of the Board of Directors of the Company or use its best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and shall cause Purchaser's designees to be so elected. The Company will also use its best efforts to cause persons designated by Purchaser to constitute the same percentage as is on the entire Board of Directors of the Company to be on
(i) each committee of the Board of Directors of the Company and (ii) each Board of Directors and each committee thereof of each Subsidiary of the Company. The Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act. At the request of Purchaser, the Company shall take all actions necessary to effect any such election or appointment of Purchaser's designees, including mailing to its shareholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Purchaser otherwise elects, shall be so mailed together with the Schedule 14D-9. Parent and Purchaser will promptly supply to the Company all information with respect to themselves and their respective officers, directors and affiliates required by such Section and Rule.

  (b) Following the election or appointment of Purchaser's designees pursuant to Section 1.04(a) and prior to the Effective Time (as defined below), and so long as there shall be at least one Continuing Director (as defined below), any amendment of this Agreement requiring action by the Board of Directors of the Company, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement and any waiver of compliance with any of the agreements or conditions under this Agreement for the benefit of the Company will require the concurrence of a majority of the directors of the Company then in office who are directors of the Company on the date hereof (the "Continuing Directors").

                                  ARTICLE II

                                  The Merger

  Section 2.01 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the WBCL, Purchaser shall be merged with and into the Company (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its existence under the laws of Wisconsin. In connection with the Merger, the separate corporate existence of Purchaser shall cease. Upon the election of Parent, the Merger may be structured so that the Company shall be merged with and into Purchaser, with Purchaser continuing as the Surviving Corporation; provided, however, that the Company shall be deemed not to have breached any of its representations, warranties or covenants herein if and to the extent such breach would have been attributable solely to such election.

  Section 2.02 Consummation of the Merger. Subject to the provisions of this Agreement, Purchaser and the Company shall cause the Merger to be consummated by filing with the Department of Financial Institutions of the State of Wisconsin a duly executed and verified articles of merger, as required by the WBCL, and shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York (or such other place as the parties may agree) for the purpose of confirming all the matters contained herein. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."

  Section 2.03 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the WBCL.

  Section 2.04 Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of Purchaser, in each case as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

  Section 2.05 Directors and Officers. The directors of Purchaser immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

  Section 2.06 Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Purchaser or any Subsidiary of Parent, Purchaser or the Company or held in the treasury of the Company, all of which shall be canceled without consideration being exchanged therefor, and other than Dissenting Shares, as defined in
Section 3.01 hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding tax specified in Section 2.10 hereof) equal to the Offer Price, without interest (the "Merger Consideration"), upon the surrender of the certificate representing such Shares as provided in Section 3.02. At the Effective Time, each Existing Stock Option (as defined below) shall be converted into the right to receive the Existing Stock Option Consideration (as defined below) pursuant to Section 3.04 hereof.

  Section 2.07 Conversion of Common Stock of Purchaser. Each share of common stock, $0.01 par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

  Section 2.08 Shareholders' Meeting. Unless the Merger is consummated in accordance with Section 180.1104 of the WBCL as contemplated by Section 2.09, and subject to applicable law, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its shareholders as soon as practicable following the consummation of the Offer for the purpose of adopting the plan of merger (within the meaning of Section 180.1101 of the WBCL) set forth in this Agreement; and include in the Proxy Statement (as defined below) the recommendation of its Board of Directors that shareholders of the Company vote in favor of the adoption of the plan of merger set forth in this Agreement. Parent and Purchaser each agree that, at the Special Meeting, all of the Shares acquired pursuant to the Offer, the Option or otherwise by Parent or Purchaser or any of their affiliates will be voted in favor of the Merger.

  Section 2.09 Merger Without Meeting of Shareholders. If Purchaser, or any other direct or indirect Subsidiary of Parent, shall hold at least 90 percent of the outstanding shares of each class of capital stock of the Company and Parent elects, in its sole discretion, to consummate the Merger in accordance with Section 180.1104 of the WBCL without a meeting of shareholders of the Company, each of Parent, Purchaser and the Company shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of shareholders of the Company, in accordance with such Section.

  Section 2.10 Withholding Taxes. Parent, Purchaser and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Offer or the Merger any stock transfer taxes and such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or Purchaser, such withheld amounts shall be treated for all purposes of this Agreement and the Offer as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or Purchaser.

                                  ARTICLE III

                Dissenting Shares; Payment for Shares; Options

  Section 3.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary and unless the Merger is consummated in accordance with
Section 180.1104 of the WBCL, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders exercising appraisal rights available under Sections 180.1301 to 180.1331 of the WBCL (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the WBCL. Dissenting Shares shall be treated in accordance with Subchapter XIII of the WBCL, if and to the extent applicable. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder's Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Parent and Purchaser (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands, and any other instruments served pursuant to the WBCL and received by the Company relating to rights to be paid the "fair value" of Dissenting Shares, as provided in Sections 180.1301 to 180.1331 of the WBCL and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the WBCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any demands or approve any withdrawal of any such demands.

  Section 3.02 Payment for Shares.

  (a) Prior to the Effective Time, Parent will cause Purchaser to make available to a bank or trust company designated by Parent (the "Paying Agent") sufficient funds to make the payments pursuant to Section 2.06 hereof on a timely basis to holders (other than Parent or Purchaser or any of their respective Subsidiaries) of

Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable written instructions, make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

  (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificate and receiving payment therefor. Following surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount (subject to any applicable withholding tax as specified in Section 2.10 hereof) equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person (as defined below) other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 3.02, each Certificate (other than Certificates representing Shares owned by Parent or Purchaser or any of their respective Subsidiaries, and certificates representing Dissenting Shares) shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

  (c) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company for six months after the Effective Time shall be repaid to the Surviving Corporation. Any former shareholders of the Company who have not complied with Section 3.01 hereof prior to the end of such six-month period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to six years after the Effective Time (or such earlier date as shall be immediately prior to such date as such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law), unclaimed funds payable with respect to such certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

  Section 3.03 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Article III, subject to applicable law in the case of Dissenting Shares.

  Section 3.04 Existing Stock Options. Prior to the consummation of the Offer, the Company shall take all actions necessary or desirable (including obtaining all required consents from optionees) to provide for the cancellation, effective at the Effective Time, of all of the outstanding stock options (the "Existing Stock Options") heretofore granted under any stock option, employment or similar plan or arrangement of the Company or any such similar plan or agreement which benefits any person providing services to the Company or any Subsidiary (the "Stock Option Plans"), without any payment therefor except as otherwise provided in this Section 3.04. At the Effective Time (or at such earlier time as Purchaser shall designate), each holder of an Existing Stock Option shall, in settlement thereof, be entitled to receive from the Surviving Corporation, an amount (subject to any applicable withholding tax as specified in Section 2.10 hereof or as may apply to payments made in connection with the performance of services) in cash equal to the product of (i) the excess of the Merger Consideration over the per share exercise or purchase price of such Existing Stock Option and (ii) the number of Shares subject to such Existing Stock Option (such amount being hereinafter referred to as the "Option Consideration"). Except as otherwise agreed to by the parties, as of the Effective Time, the Stock Option Plans shall terminate and any and all rights under any provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled. Notwithstanding the foregoing, no holder of an Existing Stock Option shall be entitled to any payment hereunder unless he or she delivers to Purchaser a consent to the cancellation of such Existing Stock Option in a form to be prescribed by Purchaser.

  Section 3.05 Other Equity Based Awards. Prior to the Effective Time, the Company shall take all necessary and appropriate actions (including obtaining all applicable consents) to provide that, upon the Effective Time, each then outstanding restricted stock award in respect of Shares and any other stock based awards (collectively, the "Stock Awards") which is subject to any vesting requirement and which was issued pursuant to a Stock Option Plan or any other plan or arrangement shall, whether or not then exercisable or vested, become 100% vested. At the Effective Time, a holder of Shares underlying such Stock Award shall be entitled to receive the Merger Consideration (subject to any applicable withholding tax as specified in Section 2.10 hereof or as may apply to payments made in connection with the performance of services), upon the surrender of the certificate representing such Shares as provided in Section 3.02. Notwithstanding the foregoing, no holder of a Stock Award shall be entitled to any payment hereunder unless he or she delivers to Purchaser a consent to the cancellation of such Stock Award in a form to be prescribed by Purchaser.

                                  ARTICLE IV

                        Representations and Warranties
                                of the Company

  Except as set forth in the Company SEC Reports (as defined below) filed and available prior to the date of this Agreement or, with respect to any Section of this Article IV, as set forth in the section of the disclosure letter concurrently delivered by the Company to Parent with respect to this Agreement (the "Disclosure Letter") that specifically relates to such Section, the Company represents and warrants to Parent and Purchaser as follows:

  Section 4.01 Organization and Qualification. The Company and each of its Subsidiaries is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate, would not have a Material Adverse Effect. The Company has heretofore made available to Parent and Purchaser accurate and complete copies of the Articles of Incorporation and Bylaws (or similar governing documents) as currently in effect of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than in the Company's Subsidiaries.

  Section 4.02 Capitalization. (a) The authorized capital stock of the Company consists of One Hundred Million (100,000,000) shares of Common Stock and Five Hundred (500) shares of 10% cumulative, non-voting Preferred Stock, stated value $300 per share (the "Preferred Stock"). As of the close of business on the day immediately preceding the date hereof: 21,606,207 Shares were issued and outstanding, no shares of Preferred

Stock were issued and outstanding and 742,652 Shares were held in the Company's treasury. In addition, as of such date, there were outstanding Existing Stock Options to purchase an aggregate of 1,312,000 Shares and up to 59,745 Shares were potentially issuable as Stock Awards. Since such date, the Company has not issued any Shares other than upon the exercise of Existing Stock Options outstanding on such date, has not granted any options, warrants or rights or entered into other agreements or commitments to purchase Shares (under the Stock Option Plans or otherwise) and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable, except as provided in Section 180.0622 of the WBCL, and are free of preemptive rights. Section 4.02(a) of the Disclosure Letter contains a true, accurate and complete list, as of the date hereof, of the name of each Existing Stock Option holder, the number of outstanding Existing Stock Options held by such holder, the grant date of each such Existing Stock Option, the number of Shares such holder is entitled to receive upon the exercise of each Existing Stock Option and the corresponding exercise price. Except for the Existing Stock Options and the Rights, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as "Company Securities") or (iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

  (b) The Company or another Subsidiary is the record and beneficial owner of all the outstanding shares of capital stock of each Company Subsidiary, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries (or obligations of the Company or any of its Subsidiaries to issue) any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any of the Company's Subsidiaries (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as "Subsidiary Securities") or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

  Section 4.03 Authority for this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than, with respect to the Merger, the approval and adoption of the plan of merger (as such term is used in Section
180.1101 of the WBCL) contained in this Agreement by the holders of a majority of the outstanding Shares prior to the consummation of the Merger

(unless the Merger is consummated pursuant to Section 180.1104 of the WBCL). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

  Section 4.04 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a "Governmental Entity") except as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act and the WBCL, (c) require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its Subsidiaries or (e) violate any order, writ, injunction, judgment, decree, law, statute, rule, ordinance or regulation ("Legal Requirements") applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger.

  Section 4.05 Reports; Financial Statements.

  (a) Since January 1, 1997 the Company has timely filed all forms, reports and documents required to be filed by it with the SEC, all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. True and correct copies of all filings made by the Company with the SEC since such date and prior to the date hereof (the "Company SEC Reports"), whether or not required under applicable laws, rules and regulations and including any registration statement filed by the Company under the Securities Act of 1933, as amended, have been furnished to Parent and Purchaser. None of the SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis and fairly present the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, shareholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein.

  (c) Except as reflected or reserved against or disclosed in the financial statements of the Company included in the Company SEC Reports, and except as incurred in the ordinary course of business consistent with past practice since December 31, 1998, neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under United States generally accepted accounting principles. Since December 31, 1998, neither the Company nor any of its Subsidiaries has incurred any such liabilities other than liabilities that (i) have been incurred in the ordinary course of business consistent with past practice and (ii) have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

  Section 4.06 Absence of Certain Changes. Since January 1, 1999, (a) the Company and its Subsidiaries have not suffered any Material Adverse Effect or any change, condition, event or development that could reasonably be expected to have a Material Adverse Effect, (b) the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice, except for the negotiation and execution and delivery of this Agreement and (c) there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the Shares or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities in, or other ownership interests in, the Company or any of its Subsidiaries or any amendment (or agreement to amend) the terms of any such shares, securities or ownership interests, (ii) any entry into any employment, change in control, deferred compensation or severance agreement with, or any significant increase in the rate or terms (including any acceleration of the right to receive payment) of compensation payable or to become payable by the Company or any of its Subsidiaries to, their respective directors, officers or employees, except increases to employees who are not officers or directors occurring in the ordinary course of business, (iii) any increase in the rate or terms (including any acceleration of the right to receive payment) of any Plan (as defined below) or any other bonus, severance, insurance, change in control, deferred compensation, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees, (iv) any action by the Company which, if taken after the date hereof, would constitute a breach of any of the clauses of Section
6.01 hereof, (v) any change by the Company in accounting methods, principles or practices except as required by changes in United States generally accepted accounting principles, (vi) any material labor dispute or other material employment related problem, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not then subject to a collective bargaining agreement or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, (vii) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including write-downs of inventory or of accounts receivable other than in the ordinary course of business consistent with past practice or (viii) except by contracts entered into in the ordinary course of business consistent with past practice, any entry into any agreement, commitment or transaction by the Company which is material to the Company and its Subsidiaries taken as a whole.

  Section 4.07 Schedule 14D-9; Offer Documents and Proxy Statement.

  (a) None of the information supplied or to be supplied by or on behalf of the Company or any affiliate of the Company for inclusion in the Offer Documents will, at the times such documents are filed with the SEC and are mailed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any communication with respect to the Offer previously filed with the SEC or disseminated to the shareholders of the Company. The Schedule 14D-9 will not, at the time the Schedule 14D-9 is filed with the SEC and at all times prior to the purchase of Shares by Purchaser pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or an affiliate of Parent or Purchaser expressly for inclusion therein. The Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

  (b) The Proxy Statement, and any other schedule or document required to be filed by the Company in connection with the Merger, will not, at the time the Proxy Statement is first mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent,

Purchaser or an affiliate of Parent or Purchaser expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The letter to shareholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, that may be provided to shareholders of the Company in connection with the Merger (including any amendments or supplements), and any schedules required to be filed with the SEC in connection therewith, as from time to time amended or supplemented, are collectively referred to as the "Proxy Statement."

  Section 4.08 Brokers. No Person or entity (other than Baird, a true and complete copy of whose engagement letter as in effect has been furnished to Parent and Purchaser) is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees.

  Section 4.09 Employee Benefit Matters.

  (a) (i) The employees employed by the Company and its Subsidiaries are not represented by any labor union or other labor representative, (ii) there are no collective bargaining agreements or other similar arrangements in effect with respect to such employees and (iii) there are no other Persons attempting to represent or organize or purporting to represent for bargaining purposes any employees employed by the Company or any of its Subsidiaries.

  (b) (i) Since January 1, 1996 there has not occurred or been threatened any strikes, slow downs, picketing, work stoppages, concerted refusals to work or other similar labor activities with respect to employees employed by the Company or any of its Subsidiaries and (ii) no material grievance or arbitration or other Proceeding arising out of or under any collective bargaining agreement relating to the Company or any of its Subsidiaries is pending or threatened.

  (c) The Company and each Subsidiary are in compliance in all material respects with all Legal Requirements relating to the employment or termination of employment of all former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) of the Company and each Subsidiary.

  (d) No individual has been treated by the Company or any Subsidiary as a "leased employee" (within the meaning of Section 414(n) of the Code). There are no material complaints, charges or claims against the Company or any Subsidiary pending or threatened to be brought by or filed with any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by the Company or any Subsidiary of any individual involved in the business of the Company or any Subsidiary, including individuals classified by the Company or any Subsidiary as independent contractors or "leased employees" (within the meaning of Section 414(n) of the Code), or the failure to employ any individual, including, without limitation, any claim relating to employment discrimination, equal pay, employee safety and health, immigration, wages and hours or workers' compensation.

  (e) There are no material liabilities, whether absolute or contingent, to any employees employed by the Company or any Subsidiary relating to workers compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. All premiums required to have been paid to date under the insurance policy or fund with respect to each workers' compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, have been paid, all premiums required to be paid under the insurance policy or fund through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no material liability of the Company or any Subsidiary under any such insurance policy, fund or ancillary agreement with respect to such insurance policy or fund in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

  (f) "Company Benefit Plans" shall mean such employee or director benefit or compensation plan, arrangement or agreement, including, without limitation, pension, savings, retirement, welfare, insurance, severance, executive compensation, profit-sharing, deferred compensation, incentive, bonus, stock-option, stock purchase, and long-term performance plans, arrangements or agreements, that are maintained, or contributed to, as of the date of this Agreement by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974 ("ERISA") or Section 414(b), (c), (m) or (o) of the Code, or to which the Company or any Subsidiary has any obligation to contribute, or with respect to which the Company or any Subsidiary has any liability. Set forth in Section 4.09(f) of the Company Disclosure Letter is a list of the material Company Benefit Plans and the Company shall, within fifteen (15) days following the date hereof, provide Purchaser with a list of all Company Benefit Plans. The Company has heretofore delivered or made available to Purchaser true and complete copies of each material Company Benefit Plan and the following related documents: (i) the actuarial report and Form 5500 for such Company Benefit Plan (if applicable) for each of the last two years, (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Company Benefit Plan and (iii) the most recent summary plan description , including financial statements and actuarial valuations, for such Company Benefit Plan. There is no legally binding arrangement or commitment to create any additional Company Benefit Plans or intent to modify or change any existing Company Benefit Plans.

  (g) (i) Each of the Company Benefit Plans has been operated and administered in accordance with its terms and with applicable Legal Requirements, including, but not limited to, ERISA and the Code, except where the failure to so operate and administer would not individually or in the aggregate result in a Material Adverse Effect on the Company, (ii) each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service stating that it is so qualified, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan, and the consummation of the transactions contemplated hereby will not adversely affect the qualified status of any such Company Benefit Plan (iii) with respect to each Company Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits and, to the knowledge of the Company no adverse change in such funded status has occurred,
(iv) no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Legal Requirements, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of it or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his or her beneficiary), (v)
(A) no liability under Title IV or ERISA or Section 412 of the Code has been incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of incurring a liability thereunder, except where such liability would not reasonably be expected to have a Material Adverse Effect on the Company, (B) no "reportable event" (as defined in section 4043 of ERISA) has occurred with respect to any Company Benefit Plan, (C) no Company Benefit Plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived and (D) the transactions contemplated hereby will not result in any event described in section 4062(e) of ERISA,
(vi) no Company Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by the Company or its Subsidiaries as of the Effective Time with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with Generally Accepted Accounting Principles in the United States and Section 412 of the Code and have been adequately accurately reflected in the audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports, (viii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 406, 409, 502(i), 502(l) or 4069 of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, except where any such penalty or tax would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (ix) to the knowledge of the Company, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against the Company with any of the Company Benefit Plans or any trusts related thereto, and neither the Company, any Subsidiary nor any Company Benefit Plan is under audit or, to the knowledge of the Company, is the subject of an audit or investigation by any federal or state governmental agency (including, without limitation, by the Internal Revenue Service, the Department of Labor or the Pension Guarantee Benefit Corporation), nor, to the knowledge of the Company, is any such audit or investigation pending or threatened and (x) no Company Benefit Plan maintained outside of the United States has assets or book reserves that are less than the accrued liabilities under such plans, and all Company Benefit Plans maintained outside of the United States have been operated and administered in accordance with applicable Legal Requirements, except where the failure to so fund or provide book reserves for such plans or to so operate and administer such plans would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries.

  (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code) whether or not such payment could be considered to be reasonable compensation for services rendered, forgiveness of indebtedness or otherwise) becoming due to any current or former director or employee of the Company or any of its Subsidiaries (or any group of such current or former directors or employees) under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefits. No deduction for U.S. Federal income tax purposes has been or is expected by the Company or any Subsidiary to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code including by reason of the transactions contemplated hereby.

  (i) With respect to each Company Benefit Plan, all material payments due from the Company or any Subsidiary to the date hereof have been made and all amounts properly accrued to the date hereof, or as of the Effective Date, as liabilities of the Company or any Subsidiary that have not been paid have been properly recorded on the books of the Company. All liabilities with respect to any current or former employee of the Company or any Subsidiary, whether contingent or otherwise, that the Purchaser will assume by reason of this Agreement or by operation of law are accurately reflected in the audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports.

  (j) Except as provided on Schedule 4.09(j) of the Company Disclosure Letter, neither the Company nor any Subsidiary maintains any plan, program or arrangement or is a party to any contract that provides any benefits or provides for payments to any Person in, based on or measured by the value of, any equity security of, or interest in, the Company or any Subsidiary.

  Section 4.10 Litigation, etc. There is no claim suit, action or legal, administrative or arbitration proceeding (including any citations, complaints, consent orders, compliance schedules or other similar enforcement orders) or, any governmental investigation ("Proceeding") pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries that involve a claim against the Company or any of its Subsidiaries in excess of $250,000 or that, individually or in the aggregate, if adversely determined could reasonably be expected to have a Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby. Neither the Company nor any Subsidiary of the Company is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

  Section 4.11 Tax Matters.

  (a) Each of the Company and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all respects, except to the extent that any failure to have filed such Tax Returns or any inaccuracies in such Tax Returns would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has paid all Taxes required to be paid by it and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party except to the extent that the failure pay or withhold Taxes in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. There are no pending or threatened audits, examinations, investigations, deficiencies, claims or other Legal Proceedings in respect of Taxes relating to the Company or any Subsidiary, except for those relating to Taxes which, if adversely determined, would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Company. There are no liens for Taxes upon the assets of the Company or any Subsidiary other than liens for current Taxes not yet due, liens for Taxes that are being contested in good faith by appropriate proceedings, and liens for Taxes which in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding, except where such requests or waivers would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code. The consolidated federal income Tax Returns of the Company and its Subsidiaries have been examined and closed, or the statute of limitations has closed, with respect to all taxable years through and including 1992. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law). Neither the Company nor any Subsidiary of the Company is a party to any agreement (with any person other than the Company or its Subsidiaries) relating to the allocation or sharing of Taxes.

  (b) For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

  Section 4.12 Compliance with Law; No Default. (a) Neither the Company nor any of its Subsidiaries is in conflict with, in default with respect to or in violation of, (i) any Legal Requirement applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected, in each case except for any such conflicts, defaults or violations that have not had and are not reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger. The Company and its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (the "Company Permits"), except for such permits, licenses, authorizations, consents, approvals and franchises the absence of which, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply in the aggregate has not had and is not reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger.

  (b) Without limiting the generality of the foregoing Section 4.12(a), the Company and its Subsidiaries are in compliance with, and have received no notice of non-compliance with, the applicable regulations of any applicable aviation authorities (including the FAA). The Company and its Subsidiaries have, and the Surviving Corporation and the Subsidiaries will at the Effective Time have, all permits currently required by any applicable rule or regulation of any applicable aviation authorities (including the FAA). "FAA" means the U.S. Federal Aviation Administration (and any successor thereof).

  Section 4.13 Environmental Matters.

  (a) (i) The Company and each of its Subsidiaries have been at all times and are in compliance in all material respects with all applicable Environmental Laws (as defined below).

    (ii) The Company and each of its Subsidiaries have obtained all permits, licenses, consents, approvals, waivers, variances and other authorizations ("Authorizations") that are required with respect to the operation of its business, property and assets under the Environmental Laws and all such Authorizations are in full force and effect.

    (iii) None of Company nor any of its Subsidiaries has received any notice, request for information, complaint or administrative or judicial order, and there is no investigation, action, suit or proceeding pending nor to the knowledge of the Company, threatened, alleging or asserting material liability or potential material liability against the Company or any of its Subsidiaries under any Environmental Law or arising from or related to a Release or threatened Release.

    (iv) To the knowledge of the Company and each of its Subsidiaries, there are no past or present conditions or circumstances at, or arising out of, the operations of the Company or any of its Subsidiaries, including but not limited to on-site or off-site Release, which are reasonably likely to result in: (A) material liabilities or obligations for any cleanup, remediation or corrective action under any Environmental Law, (B) material claims arising under any Environmental Law for personal injury, property damage, or damage to natural resources, or (C) material fines or penalties arising under any Environmental Law.

  (b) The Company has given Parent and Purchaser access to all records and files in its possession at both its corporate headquarters and its facilities currently owned, operated, leased, managed, used or controlled by the Company, or any of its Subsidiaries, including all reports, studies, analyses, tests or monitoring results, pertaining to Hazardous Substances, any Release or any environmental concerns relating to facilities or real property owned or operated (including leased) by the Company or any of its Subsidiaries or concerning compliance with or liability under any Environmental Laws.

  (c) For purposes of this Section 4.13, the definition of the Company shall include, to the knowledge of the Company, all of the Company's former Subsidiaries.

  (d) Prior to the Effective Time, the Company has made all notifications, registrations, and filings required under and have taken all other necessary steps to effect the timely transfer of all Authorizations and to comply with all Environmental Disclosure Requirements (as defined below) applicable to its assets and the assets of its Subsidiaries and will provide a copy of any such notification, registration, or filing to Purchaser prior to the Effective Time.

  (e) For purposes of this Agreement, "Environmental Law" means any statute, law (including common law), ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries relating to (i) the protection or preservation of the environment, worker health and safety, human health as it relates to the environment or natural resources, (ii) Releases or threatened Releases, (iii) the management (including use, treatment, handling, storage, disposal, transportation, recycling or remediation) of any Hazardous Substance; and (iv) the physical structure or condition, or appropriate use of a building, facility, fixture or other structure.

  (f) For purposes of this Agreement, "Hazardous Substance" means any substance, pollutant, contaminant, chemical or other material (including petroleum or any fraction thereof, asbestos or asbestos-containing-material, polychlorinated biphenyls, urea formaldehyde foam insulation) or waste that is identified or regulated under any Environmental Law.

  (g) For purposes of this Agreement, "Release" means any spill, discharge, leak, emission, disposal, injection, escape, dumping, leaching, dispersal, emanation, migration or release of any kind whatsoever of any Hazardous Substance or noxious noise or odor, at, in, on, into or onto the environment.

  (h) For the purposes of this Agreement, "Environmental Disclosure Requirements" means any laws requiring notification of the buyer of real property, or notification, registration, or filing with any governmental agency, prior to the sale of any real property or transfer of control of an establishment, of the actual or threatened presence or Release into the environment, or the use, disposal, or handling of Hazardous Substance on, at, under, or near the real property to be sold or the establishment for which control is to be transferred.

  Section 4.14 Intellectual Property.

  Except to the extent the inaccuracy of any of the following, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries owns or possesses adequate licenses or other legal rights to use all patents, trademarks, trade names, trade dress, copyrights, service marks, trade secrets, software, mailing lists, mask works, know-how and other proprietary rights and information, including all applications with respect thereto (collectively, "Proprietary Rights") used or held for use in connection with the business of the Company and its Subsidiaries as currently conducted or as contemplated to be conducted by the Company, and the Company is unaware of any assertion or claim challenging the validity or enforceability of or the Company's and its Subsidiaries' right to use any of the foregoing. To the knowledge of the Company, after due inquiry for such purpose, the conduct of the business of the Company and its Subsidiaries as currently conducted and as contemplated to be conducted did not, does not and will not infringe or violate in any way any Proprietary Rights of any third party that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, after due inquiry for such purposes, there are no infringements or violations of any Proprietary Rights owned by or licensed by or to the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

  Section 4.15 Real Property.

  (a) Section 4.15(a) of the Disclosure Letter sets forth a true, correct and complete list of all of the real property owned in fee by the Company and its Subsidiaries. Each of the Company and its Subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet of the Company dated as of June 30, 1999 and included in the SEC Reports, (ii) Taxes and general and special assessments not in default and payable without penalty and interest and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's or such Subsidiary's use and enjoyment of such real property.

  (b) Section 4.15(b) of the Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the "Real Property Leases"). The Company has heretofore delivered to Parent and Purchaser true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company and its Subsidiaries as tenants thereunder are current, and no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary exists under any Real Property Lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet of the Company dated as of September 30, 1999, (ii) Taxes and general and special assessments not in default and payable without penalty and interest, and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's use and enjoyment of such real property or materially detract from or diminish the value thereof.

  Section 4.16 Year 2000. As of December 31, 1999, all internal computer systems that are material to the business, finances or operations of the Company will be (a) able to receive, record, store, process, calculate, manipulate and output dates from and after January 1, 2000, time periods that include January 1, 2000 and information that is dependent on or relates to such dates or time periods, in the same manner and with the same accuracy, functionality, data integrity and performance as when dates or time periods prior to January 1, 2000 are involved and (b) able to store and output date information in a manner that is unambiguous as to century ("Year 2000 Compliant"). To the knowledge of the Company and its Subsidiaries and upon reasonable investigation, as of the Effective Time the systems of the Company's and its Subsidiaries' material suppliers are Year 2000 Compliant.

  Section 4.17 Material Contracts. The Company has made available to Parent and Purchaser true, correct and complete copies of all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets is bound which (a) involves or could involve aggregate payments of more than $500,000, (b) involves or could involve aggregate revenues of more than $500,000 and which contains provisions relating to change of control or restrictions on assignment, (c) is with any of the Company's officers, directors or affiliates, (d) is or could reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, (e) is a confidentiality, standstill or similar agreement or (f) contains covenants limiting the freedom to engage in any line of business or compete with any Person or operate at any location (each, a "Material Contract"). Neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any material respect under any Material Contract, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default, except for such defaults, individually or in the aggregate, that have not had and are not reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger.

  Section 4.18 Related Party Transactions. No director, officer, partner, employee, affiliate or associate of the Company or any of its Subsidiaries (a) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries, (b) owns any direct or indirect interest of any kind (other than the ownership of less than 5% of the stock of a publicly traded company) in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company of any of its Subsidiaries, (ii) engaged in a business related to the business of the Company or any of its Subsidiaries or (iii) participated in any transaction to which the Company or any of its Subsidiaries is a party; or (c) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries.

  Section 4.19 State Takeover Statutes Inapplicable. (a) Sections 180.1140 to
180.1145 of the WBCL are inapplicable to the Offer, the Merger, this Agreement and the Shareholder Option Agreement and the transactions contemplated hereby and thereby.

  (b) Upon Purchaser's acquisition of at least seventy-five percent (75%) of the outstanding Shares, Purchaser will (i) possess a majority of all the votes entitled to be cast at such time on the plan of merger (as such term is defined in Section 180.1103 of the WBCL) and (ii) have the sole power to approve such plan of merger without the vote of any other shareholder of the Company, provided, that, in the case of clause (ii), Purchaser complies with Sections 180.1104(3) and (4) and 180.1132(1) of the WBCL, as applicable.

  (c) No vote by the Company shareholders under Section 180.1131 of the WBCL will be required to approve the Merger except for the vote generally required under Section 180.1103 of the WBCL, provided that this Agreement, the Offer and the Shareholder Option Agreement are first publicly announced and the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) on the same day.

  (d) The Company is not a "target company" which has "substantial assets located in Wisconsin", as determined under Section 552.01(6)(b) of the Wisconsin Statutes.

  Section 4.20 Rights Agreement. The Company has irrevocably taken all necessary action, including, without limitation, amending the Rights Agreement with respect to all of the outstanding Rights issued pursuant to the Rights Agreement, (a) to render the Rights Agreement inapplicable to this Agreement, the Shareholder Option Agreement, the Offer, the Merger and the specific transactions contemplated hereby and thereby, (b) to ensure that (i) Parent and Purchaser, or either of them, are not deemed to be an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (ii) no Triggering Event (as such term is defined in the Rights Agreement) occur by reason of the execution and delivery of this Agreement, the Shareholder Option Agreement or the consummation of the Offer, the Merger or transactions contemplated by this Agreement or the Shareholder Option Agreement and (c) so that the Company will have no obligations under the Rights or the Rights Agreement in connection with the Offer and the Merger and the holders of Shares will have no rights under the Rights or the Rights Agreement in connection with the Offer and the Merger. The Rights Agreement, as so amended to comply with this Section, has not been further amended or modified. Copies of all such amendments to the Rights Agreement have been previously provided to Purchaser.

  Section 4.21 Required Vote of Company Shareholders. Unless the Merger is consummated in accordance with Section 180.1104 of the WBCL as contemplated by
Section 2.09, the only vote of the shareholders of the Company required to adopt the plan of merger contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares. No other vote of the shareholders of the Company is required by law, the Articles of Incorporation or Bylaws of the Company as currently in effect or otherwise to adopt the plan of merger contained in this Agreement and approve the Merger. Purchaser will have full voting power with respect to any Shares purchased pursuant to the Offer or the Options to the extent allowed under Section 180.1150 of the WBCL.

                                   ARTICLE V

                              Representations And
                      Warranties of Parent and Purchaser

  Parent and Purchaser represent and warrant to the Company as follows:

  Section 5.01 Organization and Qualification. Each of Parent and Purchaser is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Purchaser is owned directly or indirectly by Parent.

  Section 5.02 Authority for this Agreement. Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Purchaser. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and constitutes a legal, valid and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms.

  Section 5.03 Offer Documents; Proxy Statement.

  (a) None of the Offer Documents will, at the times such documents are filed with the SEC and are mailed to the shareholders of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied in writing by the Company or an affiliate of the Company expressly for inclusion therein. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

  (b) None of the information supplied by Parent, Purchaser or any affiliate of Parent or Purchaser specifically for inclusion in the Proxy Statement or the Schedule 14D-9 will, at the date of filing with the SEC, and, in the case of the Proxy Statement, at the time the Proxy Statement is mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  Section 5.04 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Purchaser nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws (or other similar governing documents) of Parent or Purchaser, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the HSR Act, any non-United States competition, antitrust and investment laws, the Exchange Act, the WBCL, Chapter 552 of the Wisconsin Statute and the "takeover" or "blue sky" laws of various states or (ii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby, (c) require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Purchaser or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, modification or acceleration) as to which requisite waivers or consents have been obtained or which would not in the aggregate have a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby or
(d) violate any Legal Requirement applicable to Parent, Purchaser or any of their respective Subsidiaries or by which any of their respective assets are bound, except for violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby.

  Section 5.05 Operations of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations only as contemplated hereby.

  Section 5.06 Brokers. No Person or entity is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of Parent, Purchaser or any of their Subsidiaries or any of their respective officers, directors or employees.

                                  ARTICLE VI

                                   Covenants

  Section 6.01 Conduct of Business of the Company. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the date on which a majority of the Company's directors are designees of Parent or Purchaser, the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business and consistent with past practice, and the

Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons and entities having business relationships with the Company and its Subsidiaries, and the Company will promptly advise Parent and Purchaser in writing of any material change in the Company's or any of its Subsidiaries' condition (financial or otherwise), properties, customer or supplier relationships, assets, liabilities, business prospects or results of operations. Without limiting the generality of the foregoing and except as otherwise expressly provided in or contemplated by this Agreement or the Disclosure Letter, during the period specified in the preceding sentence, without the prior written consent of Parent which shall not be unreasonably withheld, the Company will not and will not permit any of its Subsidiaries to:

    (a) issue, sell, grant options, restricted shares or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options, restricted shares or rights to purchase or pledge of (i) any Company Securities (including any Existing Stock Option or Stock Award) or Subsidiary Securities, or grant or accelerate any right to convert or exchange any Company Securities or Subsidiary Securities, other than Shares issuable upon exercise of the Existing Stock Options or Stock Award or (ii) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date hereof or any other right the value of which is based on the value of Company Securities or Subsidiary Securities;

    (b) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

    (c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company by its wholly-owned Subsidiaries with regard to their capital stock);

    (d) (i) make or offer to make any acquisition, by means of a merger or otherwise, of assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $250,000 or more, except for purchases of inventory made in the ordinary course of business and consistent with past practice or (ii) except in the ordinary course consistent with past practice, enter into a Material Contract or amend any Material Contract or grant any release or relinquishment of any rights under any Material Contract;

    (e) incur or assume any long-term debt or short-term debt except for short-term debt incurred in the ordinary course of business consistent with past practice;

    (f) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly-owned Subsidiaries of the Company;

    (g) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly-owned Subsidiaries of the Company);

    (h) change any of the accounting principles or practices used by it;

    (i) make any Tax election or settle or compromise any material federal, state or local income Tax liability;

    (j) propose or adopt any amendments to its Articles of Incorporation or Bylaws (or similar documents);

    (k) grant any stock-related, performance or similar awards or bonuses;

    (l) forgive any loans to employees, officers, consultants or directors or any of their respective affiliates or associates;

    (m) enter into any new, or amend any existing, employment, severance, consulting, retention, change in control, deferred compensation or salary continuation agreements with or for the benefit of any current or former officers, directors, employees or consultants, or grant any increases in the compensation, wages, salaries, fringe benefits, perquisites or benefits to any current or former officers, directors and employees (other than normal increases to persons who are not officers or directors in the ordinary course of business consistent with past practices and that do not result in a material increase in benefits or compensation expense of the Company);

    (n) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreements subject to the Plans or any other plan, agreement, contract or arrangement of the Company (except for any matching contributions to the Company's 401(k) plan which are consistent with past practice);

    (o) enter into, amend, or extend any collective bargaining or other labor agreement;

    (p) adopt, amend or terminate any Plan or any other bonus, severance, insurance pension or other employee benefit plan or arrangement;

    (q) settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in full in the financial statements as at June 30, 1999, incurred in the ordinary course of business subsequent to June 30, 1999 or are less than $25,000 in the aggregate;

    (r) except as specifically permitted by Section 6.02, take, or agree to commit to take, or fail to take any action that would result or is reasonably likely to result in any of the Offer Conditions or any of the conditions to the Merger set forth in Article VII not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would impair the ability to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation;

    (s) convene any regular or special meeting (or any adjournment thereof) of the shareholders of the Company other than the meeting contemplated by
  Section 2.08 of this Agreement; or

    (t) except as provided above, agree in writing or otherwise to take any of the foregoing actions.

  Section 6.02 No Solicitation. (a) The Company shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, representatives (including investment bankers, attorneys and accountants), agents or affiliates not to, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise take any other action to assist or facilitate, any Person or group (other than Parent or Purchaser or any affiliate or associate of Parent or Purchaser) concerning any Acquisition Proposal (as defined below) or the possible making of an Acquisition Proposal. Notwithstanding the foregoing and subject to compliance with Section 6.02(b) and the prior execution by such Person or group of a confidentiality agreement substantially in the form of the Confidentiality Agreement, the Company may furnish information to or enter into discussions or negotiations with any Person or entity that has made an unsolicited bona fide Acquisition Proposal that the Board of Directors of the Company determines is a Superior Proposal (as defined below) if, and only to the extent that, the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines in good faith that failure to do so would result in a breach of the fiduciary duty of the Board of Directors of the Company to the shareholders of the Company under applicable law.

  (b) The Company will promptly (and in any event within 48 hours) notify Parent and Purchaser, orally and in writing, if any such information is requested or any such negotiations or discussions are sought to be initiated and will promptly communicate to Parent and Purchaser the identity of the Person or group making such request or inquiry (the "Potential Acquiror") and any other terms of such request, inquiry or Acquisition Proposal. Such notification shall include copies of any written communications received from the Potential Acquiror. If the

Company (or any of its Subsidiaries or its or their respective officers, directors, employees, representatives, agents or affiliates) participates in discussions or negotiation with, or provides information to, a Potential Acquiror, the Company will keep Parent advised on a current basis of any developments with respect thereto.

  (c) The Company will, and will cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and affiliates to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons other than Parent, Purchaser or any of their respective affiliates or associates conducted prior to the date hereof with respect to any Acquisition Proposal.

  (d) Unless and until this Agreement has been terminated in accordance with
Section 8.01, the Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer or the Merger as set forth in
Section 1.02(a), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iii) release any third party from any confidentiality or standstill agreement to which the Company is a party or fail to enforce to the fullest extent possible, or grant any waiver or request or consent to any Acquisition Proposal under any such agreement, (iv) redeem the Rights or amend, or take any other action with respect to, the Rights Agreement to facilitate any Acquisition Proposal or (v) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Acquisition Proposal. Without limiting any other rights of Parent and Purchaser under this Agreement in respect of any such action, any withdrawal or modification by the Company of the approval or recommendation of the Offer or the Merger shall not have any effect on the approvals of, and other actions referred to herein for the purpose causing Takeover Laws and the Rights Agreement to be inapplicable to, this Agreement and the Shareholder Option Agreement and the transactions contemplated hereby and thereby, which approvals and actions are irrevocable.

  (e) Nothing contained in this Section 6.02 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's Shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

  (f) For purposes of this Agreement, (i) "Acquisition Proposal" means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of any material portion of the assets of, or at least 5% of the equity interest in, or businesses of, the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Offer and the Merger and (ii) "Superior Proposal" means any unsolicited, bona fide Acquisition Proposal made in writing in respect of which the Board of Directors of the Company has reasonably determined in good faith (A) after consulting with and receiving the advice of its independent financial advisors to such effect, that the Potential Acquiror has the financial wherewithal to consummate such Acquisition Proposal without having to obtain new financing,
(B) after receiving the advice of its independent financial advisors to such effect, that such Acquisition Proposal would involve consideration that is superior to the consideration under the Offer and the Merger and (C) after consulting with and receiving the advice of its outside counsel and independent financial advisors to such effect, that such Acquisition Proposal is reasonably likely to be consummated without undue delay.

  Section 6.03 Access to Information.

  (a) From and after the date of this Agreement, the Company will (i) give Parent and Purchaser and their authorized accountants, investment bankers, counsel and other representatives complete access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries and cause the Company's and its Subsidiaries' independent public accountants to provide access to their work papers and such other information as Parent or Purchaser may reasonably request, (ii) permit Parent and Purchaser to make such inspections as they may require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Purchaser may from time to time request and (iv) furnish promptly to Parent and Purchaser a copy of each report, schedule and other document filed or received by the Company during such period pursuant to the requirements of the federal or state securities laws.

  (b) Information obtained by Parent or Purchaser pursuant to Section 6.03(a) shall be subject to the provisions of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

  Section 6.04 Reasonable Best Efforts.

  (a) Subject to the terms and conditions herein provided for, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement (other than as expressly provided for in Section 1.01) shall obligate Parent or Purchaser to keep the Offer open beyond the expiration date set forth in the Offer (as it may be extended from time to time). Without limiting the foregoing, (i) each of the Company, Parent and Purchaser shall use its commercially reasonable efforts to make promptly any required submissions under the HSR Act which the Company or Parent determines should be made, in each case, with respect to the Offer, the Merger, this Agreement or the Shareholder Option Agreement and the transactions contemplated hereby and thereby and (ii) Parent, Purchaser and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company's business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

  (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend vigorously against it and respond thereto.

  (c) Nothing in this Agreement shall obligate Parent, Purchaser or any of their respective Subsidiaries or affiliates to agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a material portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its Subsidiaries or (ii) to limit in any material manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries.

  Section 6.05 Indemnification and Insurance.

  (a) Parent and Purchaser agree that all rights to indemnification existing in favor of the present or former directors, officers and employees of the Company or any of its Subsidiaries as provided in the Company's Articles of Incorporation or Bylaws, or the articles of organization, bylaws or similar documents of any of the Company's Subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters, and Parent agrees to cause the Surviving Corporation to comply fully with its obligations hereunder and thereunder.

  (b) The Surviving Corporation will cause to be maintained in effect for a period of six years after the Effective Time, in respect of acts or omissions occurring prior to the Effective Time (but only in respect thereof), policies of directors' and officers' liability insurance covering the persons currently covered by the Company's existing directors' and officers' liability insurance policies and providing substantially similar coverage to such existing policies; provided, however, that the Surviving Corporation will not be required in order to maintain such directors' and officers' liability insurance policies to pay an annual premium in excess of 200% of the aggregate annual amounts currently paid by the Company to maintain the existing policies (which amount is not more than $50,000); and provided further that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of 200% of such amount, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 200% of such amount.

  (c) This Section 6.05 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable, by any Person or entity entitled to be indemnified hereunder (whether or not parties to this Agreement).

  Section 6.06 Employee Matters

  (a) Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries specified in Section 4.09(f) of the Disclosure Letter.

  (b) The Company shall take, or cause to be taken, all action necessary, as promptly hereafter as reasonably practicable, to amend any plan maintained by the Company or any of its Subsidiaries to eliminate, as of the date hereof, all provisions for the purchase of Shares directly from the Company or any of its Subsidiaries or securities of any Subsidiary.

  (c) Parent will, and will cause the Surviving Corporation to, cause service rendered by employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility purposes under employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding plans of the Company and its Subsidiaries for those purposes. Employees of the Company and its Subsidiaries will not be subject to any pre-existing condition limitation under any health plan of Parent, the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding plan of the Company or its Subsidiaries in which they participated prior to the Effective Time. Parent will, and will cause the Surviving Corporation and its Subsidiaries, to give such employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time.

  (d) No later than two business days prior to its distribution, the Company and its Subsidiaries shall provide Parent and Purchaser with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby, and will provide an opportunity for Parent and Purchaser to make reasonable revisions thereto.

  Section 6.07 Takeover Laws. The Company shall, upon the request of Parent or Purchaser, take all reasonable steps to exclude the applicability of, or to assist in any challenge by Parent or Purchaser to the validity, or applicability to the Offer, the Merger or any other transaction contemplated by this Agreement or the Shareholder Option Agreement of, any Takeover Laws.

  Section 6.08 Proxy Statement. Unless the Merger is consummated in accordance with Section 180.1104 of the WBCL as contemplated by Section 2.09, the Company shall prepare and file with the SEC, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld), as soon as practicable after the consummation of the Offer, a preliminary proxy or information statement (the "Preliminary Proxy Statement") relating to the Merger as required by the Exchange Act and the rules and regulations thereunder, with respect to the transactions contemplated hereby. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent and Purchaser with, and consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld), respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, shall cause the Proxy Statement to be mailed to the Company's shareholders at the earliest practicable date and shall use its commercially reasonable efforts to obtain the necessary approval of the Merger by its shareholders.

  Section 6.09 Notification of Certain Matters. The Company shall give prompt notice to Parent and Purchaser, and Parent or Purchaser, as the case may be, shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is likely (a) to cause any representation or warranty of such party contained in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder (including the conditions set forth in Exhibit A); provided, however, that the delivery of any notice pursuant to this Section 6.09 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

  Section 6.10 Subsequent Filingss. Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly deliver to Parent and Purchaser copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

  Section 6.11 Press Releases. Parent, Purchaser and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation (and affording the other party or parties an opportunity to comment thereon), except as may be required by applicable law or the rules and regulations of The Nasdaq Stock Market, the New York Stock Exchange or other securities stock exchange or other quotation system on which the securities of Parent or the Company are listed or quoted as the case may be.

                                  ARTICLE VII

                   Conditions to Consummation of the Merger

  Section 7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the proposed Effective Time, of the following conditions:

    (a) unless the Merger is consummated pursuant to Section 180.1104 of the WBCL as contemplated by Section 2.09, the plan of merger (as such term is used in Section 180.1101 of the WBCL) contained in this Agreement shall have been adopted by the affirmative vote of the shareholders of the Company required by and in accordance with applicable law;

    (b) all necessary waiting periods under (i) the HSR Act applicable to the Merger and (ii) any non-United States competition or antitrust laws which Purchaser determines, in its reasonable discretion, are applicable to this Agreement and the transactions contemplated hereby, shall have expired or been terminated;

    (c) no statute, rule, regulation, executive order, judgment, decree or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Entity against Parent, Purchaser or the Company and be in effect that prohibits or restricts the consummation of the Merger or makes such consummation illegal (each party agreeing to use all commercially reasonable efforts to have such prohibition lifted); and

    (d) Purchaser shall have accepted for purchase and paid for the Shares tendered pursuant to the Offer in accordance with the terms of this Agreement (as the same may be amended from time to time).

                                 ARTICLE VIII

                        Termination; Amendment; Waiver

  Section 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the shareholders of the Company) prior to the Effective Time (with any termination by Parent also being an effective termination by Purchaser):

    (a) by mutual written consent of the Company and Parent;

    (b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement or the Shareholder Option Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

    (c) by the Company if (i) Purchaser fails to commence the Offer in violation of Section 1.01 hereof, (ii) Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before January 10, 2000 or (iii) Purchaser fails to purchase validly tendered Shares in violation of the terms of this Agreement;

    (d) by Parent if due to an occurrence or circumstance which would result in a failure to satisfy any of the Offer Conditions, Purchaser shall have
  (i) not commenced the Offer within the time required by Regulation 14D under the Exchange Act, (ii) terminated the Offer without purchasing any Shares pursuant to the Offer or (iii) failed to accept for payment Shares pursuant to the Offer prior to January 10, 2000;

    (e) by the Company, prior to the purchase of Shares pursuant to the Offer, if (i) the Company has complied with its obligations under Section 6.02, (ii) the Company has given Parent and Purchaser at least three business days advance notice of its intention to accept or recommend a Superior Proposal and of all of the terms and conditions of such Superior Proposal, (iii) the Company's Board of Directors, after taking into account any modifications to the terms of the Offer and the Merger proposed by Parent and Purchaser after receipt of such notice, continues to believe such Acquisition Proposal constitutes a Superior Proposal and (iv) the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines in good faith that failure to do so would result in a breach of the fiduciary duty of the Board of Directors of the Company to the shareholders of the Company under applicable law; provided that the termination described in this Section 8.01(e) shall not be effective unless and until the Company shall have paid to Parent all of the fees and expenses described in Section 8.02 including, without limitation, the Termination Fee; or

    (f) by Parent, prior to the purchase of Shares pursuant to the Offer, if the Company breaches any of its covenants in Sections 6.02 or the Board of Directors shall have resolved to effect any of the actions referred to in
  Section 6.02(d).

  Section 8.02 Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 8.01 hereof, this Agreement, except for the provisions of Sections 6.03(b), 8.02, 8.03 and Article IX hereof, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, employees or shareholders. Nothing in this Section 8.02 shall relieve any party to this Agreement of liability for any breach of this Agreement.

  Section 8.03 Fees and Expenses. (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

  (b) In the event that this Agreement is terminated pursuant to (i) Section 8.01(e) or 8.01(f) or (ii) Section 8.01(b), 8.01(c)(ii) or 8.01(d) and (in the
case of clause (ii) only) either (A) prior to such termination an Acquisition Proposal shall have been made or publicly announced or (B) within 12 months thereafter an Acquisition Proposal shall have been consummated, then the Company shall reimburse Parent for the out-of-pocket fees and expenses of Parent and the Purchaser (including printing fees, filing fees and fees and expenses of its legal and financial advisors) related to the Offer, this Agreement, the transactions contemplated hereby and any related financing up to a maximum of $750,000 (seven hundred and fifty thousand dollars) (collectively "Expenses") and pay Parent a termination fee of $4,000,000 million (four million dollars) (the "Termination Fee") in immediately available funds by wire transfer to an account designated by Parent. If such amounts become payable pursuant to clause (i) or (ii)(A) of this Section 8.03(b), they shall be payable simultaneously with such termination (in the case of a termination by the Company) or within one business day thereafter (in the case of a termination by Parent). If such amounts become payable pursuant to clause (ii)(B) of this Section 8.03(b), they shall be payable simultaneously with completion of such Acquisition Proposal.

  (c) Without limiting other remedies available to Parent or Purchaser under this Agreement or otherwise, in the event this Agreement is terminated pursuant to Section 8.01(c)(ii) or Section 8.01(d) as a result of the failure to satisfy the conditions set forth in paragraph (f) of Exhibit A, then the Company shall promptly (and in any event with one business day after such termination) reimburse Parent for Expenses in immediately available funds by wire transfer to an account designated by Parent.

  (d) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

  Section 8.04 Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and Purchaser, subject in the case of the Company to Section 1.04(b), at any time before or after adoption of this Agreement by the shareholders of the Company but, after any such shareholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's shareholders hereunder without the approval of the shareholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

  Section 8.05 Extension; Waiver; Remedies. (a) At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent and Purchaser, subject in the case of the Company to Section 1.04(b), may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

  (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                                  ARTICLE IX

                                 Miscellaneous

  Section 9.01 Survival of Representations and Warranties. The representations and warranties made in Articles IV and V shall not survive beyond the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

  Section 9.02 Entire Agreement; Assignment. This Agreement, together with the Disclosure Letter and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided, that Parent or Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder.

  Section 9.03 Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court located in the Borough of Manhattan, City of New York or any Federal court located in such Borough in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York located in the Borough of Manhattan, City of New York or in any Federal court located in such Borough, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

  Section 9.04 Validity. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

  Section 9.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt, as follows:

    if to Parent or Purchaser:

    United Technologies Corporation
    United Technologies Building
    1 Financial Plaza
    Hartford, Connecticut 06101
    Attention: General Counsel
    Facsimile: 860-728-7862

    and to:

    Cleary, Gottlieb, Steen & Hamilton
    One Liberty Plaza
    New York, New York 10006
    Attention: Christopher E. Austin
    Facsimile: 212-225-3999

    if to the Company:

    Cade Industries, Inc.
    2365 Woodlake Drive, Suite 120
    Okemos, MI 48864
    Attention: Richard A. Lund
    Facsimile: 517-347-6185

    With a copy to:

    Quarles & Brady LLP
    411 E. Wisconsin Avenue
    Milwaukee, WI 53202-4497
    Attention: Conrad G. Goodkind
    Facsimile: 414-271-3552

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

  Section 9.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except in so far as mandatory provisions of the WBCL apply to the Merger.

  Section 9.07 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  Section 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 6.05 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).

  Section 9.09 Counterparts. This Agreement may be executed in counterparts (by facsimile or otherwise), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

  Section 9.10 Certain Definitions.

  (a) "beneficially owned" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

  (b) "Material Adverse Effect" shall mean any material and adverse effect on any of the condition (financial or otherwise), business, properties, assets, liabilities, results of operations or prospects of the Company and its Subsidiaries taken as a whole.

  (c) "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization.

  (d) "Subsidiary" shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

  (e) The term "affiliate" shall have the meaning given to such term in Rule 12b-2 under the Exchange Act.

  (f) The term "associate" shall have the meaning given to such term in Rule 12b-2 under the Exchange Act.

  (g) The term "hereby" shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement.

  (h) The term "including" shall be deemed to be followed by the phrase "without limitation."

  (i) The term "the transactions contemplated hereby" shall include the making and consummation of the Offer, the execution of the Shareholder Option Agreement and the exercise by Parent and Purchaser of the Option and the acquisition of Shares pursuant thereto and the exercise by Parent or Purchaser of any other rights thereunder, and consummation of the Merger.

           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

                                          UNITED TECHNOLOGIES CORPORATION

                                          By:        /s/ Karl J. Kiapek
                                             ----------------------------------
                                             Name: Karl J. Kiapek
                                             Title:President & Chief Operating
                                             Officer

                                          SPHERE CORPORATION

                                          By:         /s/ Ari Bousbib
                                             ----------------------------------
                                             Name: Ari Bousbib
                                             Title:President and Director

                                          CADE INDUSTRIES, INC.

                                          By:         /s/ Richard Lund
                                             ----------------------------------
                                             Name: Richard Lund
                                             Title:President & CEO

                                                                      EXHIBIT A

                            CONDITIONS TO THE OFFER

  Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the "Merger Agreement").

  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered in connection with the Offer and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if (i) there shall not be validly tendered and not properly withdrawn prior to the expiration date for the Offer (the "Expiration Date") that number of Shares which, together with any Shares beneficially owned by Purchaser or Parent (including Shares which Purchaser has the immediate right to acquire under the Shareholder Option Agreement), represents at least 75% of the total number of outstanding Shares on a fully diluted basis, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated, or (iii) at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following conditions exist:

    (a) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction, proposed, sought, promulgated, enacted, entered, enforced, issued, amended or deemed applicable to Parent, Purchaser, the Company, any other affiliate of Parent or the Company, the Offer or the Merger, that is reasonably likely, directly or indirectly, to (1) make the acceptance for payment of, or payment for or purchase of some or all of the Shares pursuant to the Offer illegal, or otherwise restrict or prohibit or make materially more costly the consummation of the Offer or the Merger, (2) result in a significant delay in or restrict the ability of Purchaser to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer or to effect the Merger, (3) render Purchaser unable to accept for payment or pay for or purchase some or all of the Shares pursuant to the Offer, (4) impose material limitations on the ability of Parent, Purchaser or any of their respective Subsidiaries or affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, some or all of the Shares including the right to vote the Shares purchased by it pursuant to the Offer on an equal basis with all other Shares on all matters properly presented to the Shareholders of the Company, (5) require the divestiture by Parent, Purchaser or any of their respective Subsidiaries or affiliates of any Shares, or require Purchaser, Parent, the Company, or any of their respective Subsidiaries or affiliates to dispose of or hold separate all or any material portion of their respective businesses, assets or properties or impose any material limitations on the ability of any of such entities to conduct their respective businesses or own such assets, properties or Shares or on the ability of Parent or Purchaser to conduct the business of the Company and its Subsidiaries and own the assets and properties of the Company and its Subsidiaries, (6) impose any material limitations on the ability of Parent, Purchaser or any of their respective Subsidiaries or affiliates effectively to control the business or operations of the Company, Parent, Purchaser or any of their respective Subsidiaries or affiliates or (7) otherwise materially adversely affect Parent, Purchaser, the Company or any of their respective Subsidiaries or affiliates, or their business, assets, liabilities, condition (financial or otherwise), results of operations or prospects, or the value of the Shares or otherwise make consummation of the Offer or the Merger unduly burdensome;

    (b) there shall have been threatened, instituted or pending any action, proceeding or counterclaim by or before any Governmental Entity, challenging the making of the Offer or the acquisition by Purchaser of the Shares pursuant to the Offer or the consummation of the Merger, or seeking to obtain any material damages, or seeking to, directly or indirectly, result in any of the consequences referred to in clauses (1) through (7) of paragraph (a) above;

    (c) there shall have occurred (1) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States, (2) the declaration of any banking moratorium or any suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, (3) the commencement of a war, armed hostilities or any other international or national calamity involving the

  United States or (4) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof;

    (d) any Person or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser or the Option Grantors or any of their respective affiliates shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) of more than 25% of the outstanding Shares;

    (e) there shall have occurred any change, condition, event or development that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect;

    (f) the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants, or agreements under the Merger Agreement or any representation or warranty of the Company contained in the Merger Agreement that is qualified as to materiality shall not be true and correct, or any such representation or warranty that is not so qualified shall not be true and correct and has had or is reasonably likely to have a Material Adverse Effect, in each case either as of when made or at and as of any time thereafter; or

    (g) the Merger Agreement shall have been terminated pursuant to its terms or shall have been amended pursuant to its terms to provide for such termination or amendment of the Offer;

which, in the good faith judgment of Parent or Purchaser, in any case, and regardless of the circumstances (excluding any direct action or inaction by Parent or Purchaser or any of their affiliates which to Parent's and Purchaser's knowledge is reasonably likely to cause any of the above conditions to exist) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

  The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted regardless of the circumstances (excluding any direct action or inaction by Parent or Purchaser or any of their affiliates which to Parent's or Purchaser's knowledge is reasonably likely to cause such condition to exist) or waived by Parent or Purchaser in whole or in part at any time or from time to time in its reasonable discretion subject to the terms and conditions of the Merger Agreement. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Parent or Purchaser concerning the events described above will be final and binding on all parties.

                                                                       ANNEX II

                                          October 20, 1999

Board of Directors
Cade Industries, Inc.
2365 Woodlake Drive, Suite 120
Okemos, MI 48864

Ladies and Gentlemen:

  Cade Industries, Inc. (the "Company") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with United Technologies Corporation ("Parent") and Sphere Corporation, a wholly owned subsidiary of Parent ("Purchaser"). Pursuant to the Agreement: (i) Purchaser will make a tender offer (the "Offer") for all of the outstanding shares of common stock, par value $.001 per share ("Common Stock") of the Company at a price of $5.05 per share in cash (the "Consideration") and (ii) following completion of the Offer, Purchaser will be merged with and into the Company (the "Merger" and, together with the Offer, the "Transaction") pursuant to which each issued and outstanding share of Common Stock (other than Dissenting Shares (as defined in the Agreement), shares owned by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company, and shares held in the Company's treasury) will be converted solely into the right to receive the Consideration.

  You have requested our opinion as to the fairness, from a financial point of view, of the Consideration to the holders of Common Stock (other than Parent and its affiliates).

  Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

  In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us for purposes of our analysis, as well as publicly available information including, but not limited to, the Company's recent filings with the Securities and Exchange Commission; (ii) reviewed the draft Agreement in the form presented to the Company's Board of Directors; (iii) compared the historical market prices and trading activity of the Common Stock with those of certain other publicly traded companies we deemed relevant; (iv) compared the financial position and operating results of the Company with those of other publicly traded companies we deemed relevant; and (v) compared the proposed financial terms of the Transaction with the financial terms of certain other business combinations we deemed relevant. We have held discussions with members of the Company's senior management concerning the Company's historical and current financial condition and operating results, as well as the future prospects of the Company. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

  In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of the Company, and we have not been engaged to independently verify any such information. We have assumed, with your consent, that all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the Company's financial statements. We have also assumed, with your consent, that the financial forecasts examined by us were reasonably prepared on bases reflecting the best available estimates and good

Board of Directors
Cade Industries, Inc.
October 20, 1999
Page 2

faith judgments of the Company's senior management as to the future performance of the Company. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company nor have we made a physical inspection of the properties or facilities of the Company. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof.

  Our opinion has been prepared at the request and for the information of the Board of Directors of the Company, and shall not be used for any other purpose or disclosed to any other party without the prior written consent of Baird; provided, however, that this letter may be reproduced in full in the Schedule 14D-9 and any Information Statement or Proxy Statement to be provided to the Company's shareholders in connection with the Transaction. This opinion does not address the relative merits of the Transaction and any other potential transactions or business strategies considered by the Company's Board of Directors and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should act with respect to the Transaction. Baird will receive a fee for rendering this opinion.

  In the ordinary course of our business, we may from time to time trade the securities of the Company or Parent for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

  Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of the Common Stock (other than Parent and its affiliates).

                                          Very truly yours,

                                          Robert W. Baird & Co. Incorporated

                                                                      ANNEX III

                       DIRECTORS DESIGNATED BY PURCHASER

  The following table sets forth the name, present principal occupation or employment and five-year employment history for each of the directors of the Company designated by Purchaser. All such directors are citizens of the United States and their principal business address is United Technologies Corporation, One Financial Plaza, Hartford CT 06101.

                                          Present Principal Occupation or
                                                    Employment;
 Name, Citizenship and                Material Positions Held During the Past
 Current Business Address        Age                 Five Years
 ------------------------        ---  ---------------------------------------
 Chester P. Beach............... 45  Vice President and General Counsel of
                                     Pratt & Whitney Division, United
                                     Technologies Corporation; previously Vice
                                     President and General Counsel of Hamilton
                                     Sundstrand Corporation; former Vice
                                     President, Contracts and Counsel of
                                     Hamilton Standard Division, United
                                     Technologies Corporation; former Vice
                                     President, Contracts Management, Large
                                     Commercial Engines, Pratt & Whitney
                                     Division, United Technologies
                                     Corporation; former Associate Counsel,
                                     Pratt & Whitney Group, United
                                     Technologies Corporation.
 Robert H. Harvey............... 49  Vice President, Operations, Pratt &
                                     Whitney Division, United Technologies
                                     Corporation; previously Executive
                                     Director, GM Europe, General Motors
                                     Corporation; previously Director, North
                                     American Operations, General Motors
                                     Corporation; previously Director, North
                                     American Operations, General Motors
                                     Corporation; previously Director,
                                     Suspension Systems, General Motors
                                     Corporation.
 Robert F. Leduc................ 42  Executive Vice President, Pratt & Whitney
                                     Division, United Technologies
                                     Corporation; previously Senior Vice
                                     President, Engine Programs, Pratt &
                                     Whitney Division, United Technologies
                                     Corporation; previously Senior Vice
                                     President, Propulsion Systems, Pratt &
                                     Whitney Division, United Technologies
                                     Corporation; previously Director,
                                     Strategic Planning, Pratt & Whitney
                                     Division, United Technologies
                                     Corporation.
 Jothi Purushotaman............. 47  Senior Vice President and Chief Financial
                                     Officer of Pratt & Whitney Division,
                                     United Technologies Corporation;
                                     previously Vice President, Controller of
                                     Pratt & Whitney Division, United
                                     Technologies Corporation.
 Robert B. Weiner............... 47  Vice President, Engine Services, Pratt &
                                     Whitney Division, United Technologies
                                     Corporation; previously Vice President,
                                     Commercial Overhaul & Repair, Pratt &
                                     Whitney Division, United Technologies
                                     Corporation; previously General Manager,
                                     Turbine Airfoils Product Center, Pratt &
                                     Whitney Division, United Technologies
                                     Corporation; previously General Manager,
                                     Powerplant Production, Pratt & Whitney
                                     Division, United Technologies
                                     Corporation.

                                     III-1

                                                                       ANNEX IV

                              DISSENTERS' RIGHTS
                                SUBCHAPTER XIII
                      SECTIONS 180.1301 THROUGH 180.1331
                                    OF THE
                      WISCONSIN BUSINESS CORPORATION LAW

180.1301 DEFINITIONS. IN ss. 180.1301 TO 180.1331:

    (1) "Beneficial shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.

    (1m) "Business combination" has the meaning given in s. 180.1130(3).

    (2) "Corporation" means the issuer corporation or, if the corporate action giving rise to dissenters' rights under s. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

    (3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.

    (4) "Fair value", with respect to a dissenter's shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. "Fair value", with respect to a dissenter's shares in a business combination, means market value, as defined in s. 180.1130(9)(a) 1 to 4.

    (5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

    (6) "Issuer corporation" means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

HISTORY: 1989 a. 303; 1991 a. 16.

180.1302 RIGHT TO DISSENT.

  (1) Except as provided in sub. (4) and s. 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

    (a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

      1. Shareholder approval is required for the merger by s. 180.1103 or by the articles of incorporation.

      2. The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.

    (b) Consummation of a plan of share exchange if the issuer corporation's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

    (c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

      1. A sale pursuant to court order.

      2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

    (d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

  (2) Except as provided in sub. (4) and s. 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

    (a) Alters or abolishes a preferential right of the shares.

    (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

    (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

    (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

    (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.

  (3) Notwithstanding sub. (1)(a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or (2) or s. 180.1803, 180.1813(l)(d) or (2)(b), 180.1815(3) or
180.1829(1)(c).

  (4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the national association of securities dealers, inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

  (5) Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement under the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

HISTORY: 1989 a. 303; 1991 a. 16.

180.1303 DISSENT BY SHAREHOLDERS AND BENEFICIAL SHAREHOLDERS.

  (1) A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder who under this subsection asserts dissenters' rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

  (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

    (a) Submits to the corporation the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

    (b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

HISTORY: 1989 a. 303.

180.1320 NOTICE OF DISSENTERS' RIGHTS.

  (1) If proposed corporate action creating dissenters' rights under s.
180.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights, under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

  (2) If corporate action creating dissenters' rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in s. 180.1322.

HISTORY: 1989 a. 303.

180.1321 NOTICE OF INTENT TO DEMAND PAYMENT.

  (1) If proposed corporate action creating dissenters' rights under s.
180.1302 is submitted to vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

    (a) Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

    (b) Not vote his or her shares in favor of the proposed action.

  (2) A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

HISTORY: 1989 a. 303.

180.1322 DISSENTERS' NOTICE.

  (1) If proposed corporate action creating dissenters' rights under s.
180.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.

  (2) The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable. The dissenters' notice shall comply with s. 180.0141 and shall include or have attached all of the following:

    (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

    (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

    (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

    (d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

    (e) A copy of ss. 180.1301 to 180.1331.

HISTORY: 1989 a. 303.

180.1323 DUTY TO DEMAND PAYMENT.

  (1) A shareholder or beneficial shareholder who is sent a dissenters' notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under s. 180.1322(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

  (2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

  (3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice, is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

HISTORY: 1989 a. 303.

180.1324 RESTRICTIONS ON UNCERTIFICATED SHARES.

  (1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under
s. 180.1326.

  (2) The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

HISTORY: 1989 a. 303.

180.1325 PAYMENT.

  (1) Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

  (2) The payment shall be accompanied by all of the following:

    (a) The corporation's latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

    (b) A statement of the corporation's estimate of the fair value of the shares.

    (c) An explanation of how the interest was calculated.

    (d) A statement of the dissenter's right to demand payment under s.
  180.1328 if the dissenter is dissatisfied with the payment.

    (e) A copy of ss. 180.1301 to 180.1331.

HISTORY: 1989 a. 303.

180.1326 FAILURE TO TAKE ACTION.

  (1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s. 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters' notice under s. 180.1322 and repeat the payment demand procedure.

HISTORY: 1989 a. 303.

180.1327 AFTER-ACQUIRED SHARES.

  (1) A corporation may elect to withhold payment required by s. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under s. 180.1322(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

  (2) To the extent that the corporation elects to withhold payment under sub.
(1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand under s. 180.1328 if the dissenter is dissatisfied with the offer.

HISTORY: 1989 a. 303.

180.1328 PROCEDURE IF DISSENTER DISSATISFIED WITH PAYMENT OR OFFER.

  (1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter's estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s. 180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

    (a) The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

    (b) The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.

    (c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.

  (2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub.
(1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.

HISTORY: 1989 a. 303.

180.1330 COURT ACTION.

  (1) If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

  (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

  (4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  (5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

    (a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

    (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter's notice under s. 180.1322(2)(c), for which the corporation elected to withhold payment under
  s. 180.1327.

HISTORY: 1989 a. 303.

180.1331 COURT COSTS AND COUNSEL FEES.

  (1) (a) Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

    (b) Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 180.1328.

  (2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

    (a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss. 180.1320 to 180.1328.

    (b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

  (3) Notwithstanding ss. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

HISTORY: 1989 a. 303.